Exhibit 2.7

EXECUTION DRAFT

DATED 15 FEBRUARY 2007

THE PERSONS LISTED IN PART 3 OF SCHEDULE 1

and

OGEE LIMITED

AGREEMENT

for the sale and purchase of

the entire issued share capital of

Chapelton 21 Limited

Baker & McKenzie LLP

London

Ref: BR/JDR

Part 4: IP & IT Warranties	68
Part 5: Pensions Warranties	72
Part 6: Property Warranties	75
Part 7: Tax Warranties	78
SCHEDULE 5
Limitation of liability of Sellers	83
SCHEDULE 6
Pensions	87
SCHEDULE 7
Intellectual Property	88
SCHEDULE 8
The Properties	92
SCHEDULE 9
The Escrow Account	94
SCHEDULE 10
Sellers claims	99

Annex ”A” - Properties

DATE:

PARTIES:

(1)                                 THE SEVERAL PERSONS whose respective names and addresses are set out in column 1 of part 3 of schedule 1 (together the “Sellers”); and

(2)                                 OGEE LIMITED a company incorporated under the laws of England and Wales with registered number 917297 and having its registered office at 100 New Bridge Street, London, EC4V 6JA (the “Purchaser”).

RECITALS:

(A)                              The Sellers have agreed to sell and the Purchaser has agreed to purchase the Shares on the terms set out in this agreement.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                                Defined terms

In this agreement, the following words and expressions shall have the following meanings:

“Accounting Date” means in relation to any Financial Year of any member of the Group, the last day of that Financial Year;

“Accounts” means in relation to any Financial Year of any member of the Group:

(1)                                 the audited consolidated balance sheet of the Group as at the Accounting Date in respect of that Financial Year;

(2)                                 the audited consolidated profit and loss account and cash flow statement of the Group in respect of that Financial Year;

(3)                                 the audited balance sheets of each member of the Group as at the Accounting Date in respect of that Financial Year; and

(4)                                 the audited profit and loss accounts and cash flow statements of each member of the Group in respect of that Financial Year,

together in each case with all notes, reports and statements required by law or Relevant Accounting Standards to be included in or annexed to them;

“Asset Confirmation Date” means the date upon which, pursuant to paragraph 4.6 of part 1 of schedule 3, the final confirmation of Completion Net Worth shall be issued;

“Auditors” means Tenon Audit Limited of Unit 3, Gateway Business Park, Beancross Road, Grangemouth, FK3 8WX or such other auditor as specified in relation to any Subsidiary, in Part 1 of the Schedule;

“Balancing Payment Date” means the date falling seven days after the Asset Confirmation Date;

“Bank” means HSBC Bank plc at its branch at Thames Valley Corporate Banking Centre, 26 Broad Street, Reading, Berkshire, RG1 2BU or such other bank or financial institution at such other address as the Sellers and the Purchaser may agree from time to time in writing;

“Business Day” means a day (excluding Saturday) on which banks generally are open in the City of London for the transaction of normal banking business;

“CAA” means the Capital Allowances Act 2001 or any equivalent legislation, regulation or other provision that is applicable outside the UK;

“CA85” means the Companies Act 1985;

“CHAPS” means the clearing houses automated payment system or any other method of electronic transfer for same-day value;

“Charges” means the mortgages and charges detailed in parts 1 and 2 of schedule 1;

“Claim” means any claim made by the Purchaser against the Sellers or the Warrantors or any of them under any of the Transaction Documents including in particular (but without prejudice to the generality of the foregoing) any claim for breach of the Warranties or under the Tax Deed;

“Companies Acts” means CA85, Part V of the Criminal Justice Act 1993, the Companies Consolidation (Consequential Provisions) Act 1985 and the Companies Act 1989;

“Company” means Chapelton 21 Limited, a private company limited by shares and incorporated in Scotland, short particulars of which are set out in part 1 of schedule 1;

“Completion” means completion of the sale and purchase of the Shares in accordance with clause 4;

“Completion Date” means the date upon which Completion is required to take place in accordance with clause 4.1;

“Completion Net Asset Statement” means the statement of net assets or net liabilities of the Group as at the close of business on the date of Completion, on a consolidated basis, which shall be drawn up in the form shown in part 2 of schedule 3 and otherwise prepared, reviewed and confirmed in accordance with part 1 of schedule 3;

“Completion Net Worth” means the sum computed in accordance with paragraph 3 of part 1 of schedule 3;

“Confidential Information” means Know-How, trade secrets and other information of a confidential nature (including, without limitation, all proprietary technical, industrial and commercial information and techniques in whatever form held, such as paper, electronically stored data, magnetic media film and microfilm or orally);

“Confirmation” has the meaning given in paragraph 4.1 of part 1 of schedule 3;

“Connected Person” means a person connected (within the meaning of section 839 Taxes Act) with any of the Sellers or any of the directors (or any former director) or any member of the Group;

“Consideration” means the aggregate of the Initial Consideration and the amount (if any) by which Completion Net Worth exceeds the sum of £12,000,000, or minus the amount (if any) by which Completion Net Worth falls short of the sum of £12,000,000 provided that in no event shall the Consideration exceed £33,000,000;

“Control” means in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)                                  by means of the holding of shares, or the exercise of voting power, in or in relation to that or any other body corporate, or

(b)                                 by virtue of any powers conferred by the constitutional or corporate documents regulating that or any other body corporate, or any other document and “Controlled” shall be construed accordingly;

“Covenantors” means Gerard Patrick Hegarty, Maureen Hegarty, Brian Aitken and Michael John Paul Connolly;

“Customer” means any person or entity purchasing goods or services from a member of the Group;

“Directors” means the persons listed as directors of the Company and each of the Subsidiaries in parts 1 and 2 of schedule 1;

“Disclosed” means disclosed by the Disclosure Letter fairly and with sufficient detail to enable the Purchaser to assess the nature and scope of the matter, fact or circumstance disclosed and “Disclosure” shall be construed accordingly;

“Disclosure Letter” means the letter of the same date as this agreement (including the contents of any schedule or appendix thereto) from the Sellers to the Purchaser together with all documents annexed to it in the agreed form;

“Distributor” means any person or entity which purchases goods from any member of the Group for resale to the general public;

“Encumbrance” means any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any agreement or arrangement to create any of the same and “Unencumbered” shall be construed accordingly;

“Escrow Account” means an interest-bearing deposit account to be opened on Completion in the joint names of the Sellers’ Representative and the Purchaser with the Bank into which the Retained Consideration shall be paid;

“Event” has the meaning given to that term in the Tax Deed;

“Excluded Properties” means 16 Chattan Place, Aberdeen; 5-9 Oswald Street, and 54-62 Broomielaw, Glasgow; Minstrels, 66, 68, 70 and 74 Broomielaw, Glasgow; 66, 68, 70 and 74 Broomielaw, Glasgow; 74 Broomielaw, Glasgow; 82-90 Kelvin Avenue, Glasgow; 8 Darland Avenue, Gillingham; 201-205 Crystal Palace Road, London; Block 7, Evanton Drive, Glasgow; 3 Newmains Avenue, Inchinnan; 34 Montague Row, Inverness; 90 St. James Way, Sidcup and  15 Falcon Avenue, Belfast;

“FA” means Finance Act;

“Financial Year” shall be construed in accordance with s223 CA85;

“Group” means the group of companies comprising the Company and the Subsidiaries and “member of the Group” shall be construed accordingly;

“Group Reallocation” has the meaning given to that term in the Tax Deed;

“Group Relief” has the meaning given to that term in the Tax Deed;

“Hair and Beauty Supplies” means Salon Services (Hair and Beauty Supplies) Ltd, a private company limited by shares incorporated in Scotland, short particulars of which are set out in Part 2 of schedule 1;

“Indebtedness” means, in respect of any company or other entity, any borrowing or indebtedness in the nature of borrowing (including any indebtedness for monies borrowed or raised under any bank or third party guarantee, acceptance credit, bond, note, bill of exchange or commercial paper, letter of credit, finance lease, hire purchase agreement, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing and all finance, loan and other obligations of a kind required to be included in the balance sheet of a company or other entity pursuant to UK Relevant Accounting Standards);

“Initial Consideration” means the aggregate of £26,750,000 and the Retained Consideration;

“Interest Rate” means the aggregate of 2% per annum and the base rate from time to time of HSBC Bank plc.

“Insurance Policies” means each current insurance and indemnity policy in respect of which each member of the Group has an interest (including any active historic policies which provide cover on a losses occurring basis);

“Intellectual Property” means rights in and in relation to Confidential Information, trade marks, service marks, trade and business names, logos and get up (including any and all goodwill associated with or attached to any of the same), domain names, patents, inventions (whether or not patentable), registered designs, design rights, copyrights (including, without limitation, rights in software) and moral rights, database rights, semi-conductor topography rights, utility models and all rights or forms of protection having an equivalent or similar nature or effect anywhere in the world, whether enforceable, registered, unregistered or registrable (including, where applicable, all renewals, extensions and applications for registration) and the right to sue for damages for past and current infringement (including passing off and unfair competition) in respect of any of the same;

“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003;

“Intra-Group Indebtedness” means all Indebtedness outstanding between any member of the Group and (i) the Sellers, or (ii) any entity under the Control of any of the Sellers other than trading debts incurred in the usual course of business;

“Know-How” means all unpatented, secret, substantial and identified know-how, expertise, technical or other information developed or acquired by the Company and the Subsidiaries including, without limitation, all related ideas, concepts, methods, inventions, discoveries, data, formulae, processes, methods, techniques and specifications;

“Last Accounting Date” means 30 September 2005;

“Last Accounts” means the Accounts in respect of the Financial Year ended on the Last Accounting Date true copies of which are annexed to the Disclosure Letter;

“Lender” means any person to whom any Indebtedness is owed by a member of the Group immediately prior to Completion;

“Losses” includes, in respect of any matter, event or circumstance, all reasonably foreseeable demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, all reasonably and properly incurred costs (including legal costs) and expenses (including taxation), and all reasonably and properly incurred disbursements arising therefrom;

“Management Accounts” means the unaudited balance sheet for each member of the Group, the unaudited consolidated balance sheet of the Group, the unaudited profit and loss account for each member of the Group and the unaudited consolidated profit and loss account of the Group for each of the monthly periods from 30 September 2005 to 31 December 2006 in the agreed form;

“NIC” means national insurance contributions;

“PAYE” means pay as you earn, which is a system that provides for the assessment, collection and recovery of income tax as detailed in Part 11 ITEPA 2003;

“Planning Acts” means Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991 and the Planning and Compulsory Purchase Act 2004 and the Rules, Regulations and Orders made under them or continued by them as they apply from time to time and any similar or analogous legislation that applies in Scotland;

“Professional Beauty Systems” means Professional Beauty Systems Limited, a private company limited by shares and incorporated in Scotland with registered number SC080712 and having its registered office at 3 Newmains Avenue, Inchinnan, Renfrew PA4 9RR;

“Properties” means the property or properties short particulars of which are set out in schedule 8;

“Purchaser’s Group” means the group of companies comprising the Purchaser, any holding company from time to time of the Purchaser and any subsidiary of the Purchaser (including, following Completion, any member of the Group) or of any such holding company and “member of the Purchaser’s Group” shall be construed accordingly;

“Purchaser’s Solicitors” means Baker & McKenzie LLP of 100 New Bridge Street, London EC4V 6JA;

“Relevant Accounting Standards” means, in relation to any Accounts or Management Accounts or any balance sheet or profit and loss account of any company or other entity, any of the following in force on the relevant Accounting Date or the date of those Management Accounts, such balance sheet or profit and loss account, namely any applicable Statement of Standard Accounting Practice, Financial Reporting Standard, Urgent Issues Task Force Abstract or Statement of Recommended Practice issued by the UK Accounting Standards Board (or any successor body) or any committee of it or body recognised by it and, to the extent that any member of the Group is not required to comply with any of the foregoing, the relevant accounting standards applicable to that member of the Group;

“Retained Consideration” means £3,250,000;

“Scottish Properties” means those heritable and leasehold properties of the Company located in Scotland and listed in schedule 8;

“Sellers’ Representative” means Gerard Patrick Hegarty of Glen Imm, Alloway, Ayrshire, KA7 4EF or such other person nominated by or on behalf of the Sellers by notice in writing to the Purchaser from time to time in accordance with clause 25.3;

“Sellers’ Solicitors” means Shepherd and Wedderburn LLP of 155 St. Vincent Street, Glasgow G2 5NR;

“Senior Management” means each of the Sellers and Peter Stevens and Martina Pfieffer;

“Shares” means the entire issued share capital of the Company as shown in part 1 of schedule 1;

“Subsidiaries” means the companies details of which are given in part 2 of schedule 1 and any reference to a Subsidiary is a reference to any of them;

“Supplier” means any person or entity supplying goods or services to any member of the Group;

“Tax” has the meaning given to that term in the Tax Deed;

“Tax Authority” has the meaning given to that term in the Tax Deed;

“Tax Deed” means the deed relating to Tax in the agreed form;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Transaction Documents” means this agreement and the Tax Deed;

“VAT” means value added tax whether of the UK or elsewhere and any equivalent tax on sales or turnover and any tax supplementing or replacing the same;

“VATA” means the Value Added Tax Act 1994;

“Warranties” means the warranties given in clause 6 and schedule 4; and

“Warrantors” means each of the Sellers excluding the Salon Services 1986 Pension Scheme and the trustees thereof.

1.2                                Statutory provisions

All references to statutes, statutory provisions, enactments, EU Directives or EU Regulations shall include references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision, enactment, EU Directive or EU Regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this agreement would extend or increase the liability of any party to another under this agreement.

1.3                                Holding company and subsidiary

A company or other entity shall be a “holding company” for the purposes of this agreement if it falls within either the meaning attributed to that term in ss736 and 736A CA85 or the meaning attributed to the term “parent undertaking” in s258 CA85, and a company or other entity shall be a “subsidiary” for the purposes of this agreement if it falls within either the meaning attributed to that term in ss736 and 736A CA85 or the meaning attributed to the term “subsidiary undertaking” in s258 CA85, and the terms “subsidiaries” and “holding companies” are to be construed accordingly.

1.4                                Agreed form

Any reference to a document in the “agreed form” is to the form of the relevant document in the terms agreed between the Sellers’ Representative and the Purchaser prior to the execution of this agreement and signed or initialled for identification purposes only by or on behalf of the Sellers’ Representative and the Purchaser (in each case with such amendments as may be agreed by or on behalf of the Sellers’ Representative and the Purchaser).

1.5                                Recitals, schedules, etc.

References to this agreement include the recitals and schedules which form part of this agreement for all purposes.  References in this agreement to the parties, the recitals, schedules and clauses are references respectively to the parties and their legal personal representatives, successors and permitted assigns, the recitals and schedules to and clauses of this agreement.

1.6                                Meaning of references

Save where specifically required or indicated otherwise:

(a)                                  words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b)                                 references to a person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality.  References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c)                                  references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(d)                                 references to any English statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English statutory provision or legal term or other legal concept, state of affairs or thing;

(e)                                  any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form but, for the avoidance of doubt, shall not include e-mail;

(f)                                    references to “indemnify” and to “indemnifying” any person against any Losses by reference to any matter, event or circumstance includes indemnifying and keeping that person indemnified against all direct Losses from time to time made, suffered or incurred as a direct consequence of that matter, event or circumstance;

(g)                                 references to “sterling” or “£” or “pounds” are to the lawful currency of the United Kingdom as at the date of this agreement; and

(h)                                 references to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight to midnight.

1.7                                Headings

Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

1.8                                Connected persons

Section 839 Taxes Act is to apply to determine whether one person is connected with another for the purposes of this agreement.

1.9                                Awareness

Where any statement in the Warranties is qualified by the expression “to the best of the knowledge of the Sellers” or “so far as the Sellers are aware” or any similar expression, the Sellers shall be deemed to have knowledge of:

(a)                                  anything of which the Sellers have actual knowledge; and

(b)                                 anything of which the Sellers ought reasonably to have knowledge given their particular respective positions in and responsibilities to any member of the Group; and

(c)                                  anything of which they would have had knowledge had they made due and careful enquiry of the Senior Management immediately before giving the statement.

2.                                      SALE AND PURCHASE OF SHARES

2.1                                Sale and purchase of Shares

(a)                                 Each Seller shall at Completion sell and the Purchaser (relying on the Warranties and the other obligations of the Sellers under this agreement) shall purchase the entire legal and beneficial ownership in the Shares listed against that Seller’s name in column 2 of part 3 of schedule 1 free from all Encumbrances.

(b)                                Each Seller covenants with the Purchaser that it has now and at all times up to and at Completion shall have full power and the right to sell and transfer the legal and beneficial title in the Shares listed against that Seller’s name in column 2 of part 3 of schedule 1 on the terms set out in this agreement.

2.2                                Rights attaching to the Shares

The Shares shall be sold together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution declared, made or paid after the date of this agreement.

2.3                                Waiver of restrictions on transfer

Each Seller hereby irrevocably waives and agrees to procure the waiver of any restrictions on transfer (including rights of pre-emption) which may exist in relation to the Shares, whether under the articles of association of the Company or otherwise.

2.4                                Sale of all the Shares

The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale of all the Shares is completed simultaneously in accordance with this agreement.

2.5                                Title to the shares in the Subsidiaries

Each Seller covenants with the Purchaser that the Company is (or a Subsidiary is) the sole legal and beneficial owner of the whole of the issued share capital of each Subsidiary free from all Encumbrances.

3.                                      CONSIDERATION

3.1                                Total Price

The total price for the Shares to be paid by the Purchaser to the Sellers is the Consideration.

3.2                                Satisfaction of Consideration

The Consideration shall be satisfied on Completion:

(a)                                  by the payment to the Sellers in cash of £26,750,000 in accordance with paragraph 1 of part 3 of schedule 2; and

(b)                                 by the payment to the Escrow Account of the Retained Consideration in cash in accordance with the provisions of paragraph 1.2 of Part 3 schedule 2.

3.3                                If Consideration is less or greater than the Initial Consideration

(a)                                  If the amount of the Consideration is less than the Initial Consideration then the amount of such shortfall (the “Shortfall”) shall be dealt with in accordance with schedule 11 provided that if the Shortfall is greater than £250,000 the Sellers shall also be liable to pay to the Purchaser, on or before the Balancing Payment Date, an amount equal to the sum by which the Shortfall exceeds £250,000 (on the same basis as that set out in paragraph 5.2 of schedule 9) together with interest on such amount from Completion calculated and charged in accordance with clause 14.

(b)                                 If the amount of the Consideration is greater than the Initial Consideration then the Purchaser shall be liable to pay:

(i)                                     the amount of such excess (the “Excess”) to the Sellers, on or before the Balancing Payment Date, together with interest on such amount from Completion calculated and charged in accordance with clause 14; and

(ii)                                  the sum due to the Sellers in accordance with paragraph 3.1(a) of schedule 9.

3.4                                Sellers’ proportional entitlement

The Sellers shall be entitled to the Consideration in the proportions shown in column 3 of part 3 of schedule 1.

3.5                                Completion Net Asset Statement

The Completion Net Asset Statement shall be prepared in accordance with the provisions of schedule 3.

4.                                      COMPLETION

4.1                                Timing

Completion shall take place immediately following the signing of this agreement.

4.2                                Location

Completion shall take place at the offices of the Sellers’ Solicitors when all (but not some only) of the events detailed in this clause 4 shall occur.

4.3                                Sellers’ obligations at Completion

At Completion, the Sellers shall:

(a)                                  deliver (or cause to be delivered) to the Purchaser the items listed in part 1 of schedule 2 (the Purchaser receiving those items, where appropriate, as agent of the Company); and

(b)                                 procure that all necessary steps have been taken properly to effect the matters listed in part 2 of schedule 2 at board meetings of the Company and of each member of the Group and deliver to the Purchaser duly signed minutes of all such board meetings.

4.4                                Purchaser’s obligations at Completion

At Completion, and subject to the Sellers complying with their obligations under clause 4.3, the Purchaser shall do or deliver (or cause to be delivered) to the Sellers the matters or items listed in part 3 of schedule 2.

4.5                                Receipt of funds

The Sellers hereby confirm that the Sellers’ Solicitors are irrevocably authorised by the Sellers to receive payment of the Consideration on the Sellers’ behalf and the receipt by the Sellers’ Solicitors shall be an absolute discharge for the Purchaser who shall not be concerned to see to the application thereof or be answerable for the loss or misapplication of such sum.

4.6                                Failure to complete

Without prejudice to any other remedies available to the Purchaser, if the provisions of clause 4.3 are not complied with in any respect on the Completion Date, the Purchaser shall not be obliged to complete the purchase of the Shares or pay any of the Consideration and may in its absolute discretion (in addition and without prejudice to any other right or remedy available to it) by written notice to the Sellers’ Representative:

(a)                                  defer Completion by a period of not more than 28 days to such other date as it may specify in such notice (and so that the provisions of this clause 4.6 shall apply to Completion as so deferred);

(b)                                 waive all or any of the requirements contained or referred to in clause 4.3 at its discretion (and without prejudice to its rights under this agreement) and proceed to Completion so far as practicable; or

(c)                                  terminate this agreement without liability on its part.

4.7                                The Purchaser shall be entitled to instruct a survey to be carried out following Completion in relation to the Properties (other than at Evanton Drive and Hillington, in respect of which surveys have been carried out) to confirm that there is no asbestos on site at any of such

Properties, and the Sellers agree to reimburse the Purchaser on demand (or make an appropriate accrual in the Completion Net Asset Statement, if agreed) the reasonable and proper costs (less VAT) of such surveys.  In addition the Sellers agree that, to the extent the written report in respect of such survey identifies specific remedial action for the necessary removal or other required treatment work in respect of asbestos found in any of such Properties, the Sellers shall reimburse the reasonable and proper costs of such remedial action (less VAT) to the Purchaser within 10 Business Days of being presented with the relevant invoice(s).

5.                                      RESTRICTIVE COVENANTS

5.1                                Restriction of Covenantors

Each Covenantor covenants with the Purchaser (for itself and as trustee for each other member of the Purchaser’s Group), the Company and each member of the Group (with the intention of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Group and as a constituent part of the agreement for the sale of the Shares) that, except with the consent in writing of the Purchaser:

(a)                                 for the period of two years after Completion, he will not within any country in which any member of the Group has carried on business during the year preceding Completion, either on his own account or in conjunction with or on behalf of any other person, carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise, in carrying on any business which competes with the business carried on by any member of the Group at Completion and in particular (but without limitation) the business of the sale of beauty supplies (including shampoos, conditioners, hair colours, hair spray, salon sundries, salon equipment and furniture and the like) to any person (other than as a holder of shares of any company carrying on such a business as long as such a shareholding is for financial investment purposes only and does not confer, whether directly or indirectly, any control, material influence or management functions in said company);

(b)                                for the period of two years after Completion, he will not either on his own account or in conjunction with or on behalf of any other person canvass, solicit or approach or cause to be canvassed, solicited or approached any person who shall at any time within the year preceding Completion have been a client, Customer or Distributor, identified prospective client, customer, distributor, representative or agent of any member of the Group or in the habit of dealing with any member of the Group for the purpose of offering to that person goods or services which are of the same type as or similar to any goods or services supplied by any member of the Group at Completion or enter into any contract for sale and purchase with or accept business from any such person in relation to any such goods or services;

(c)                                 for the period of two years after Completion, he will not, either on his own account or in conjunction with or on behalf of any other person, interfere or seek to interfere with the continuance of supplies to any member of the Group from any person who shall at any time within the year preceding Completion have been a supplier of goods or services to any member of the Group if such interference causes or would be likely to cause that supplier to cease supplying or materially to reduce or alter the terms of its supply of such goods or services to any member of the Group;

(d)                                for the period of two years after Completion, he will not either, on his own account or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away from any member of the Group, offer employment to or employ, or offer to conclude any contract of services with, any person who is at

Completion or who was at any time during the period of six months immediately preceding Completion employed in a managerial, supervisory, technical or sales capacity by, or engaged as a consultant to, any member of the Group (whether or not such person would commit a breach of contract by reason of leaving such employment or engagement) provided that nothing in this clause 5.1(d) shall prohibit the Covenantors from employing such person who at Completion was entitled to annual remuneration of less than £30,000 and who contacts the Covenantors, or a search firm retained by the Covenantors, on their own initiative without any direct or indirect solicitation by the Covenantors;

(e)                                  he will not at any time hereafter make use of or disclose or divulge to any person (other than to officers or employees of any member of the Group whose province it is to know the same) any information (other than any information properly available to the public (otherwise than, directly or indirectly, as a result of a breach of this clause 5.1(e)) or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to any member of the Group, the identity of its customers and suppliers, its products, finances, contractual arrangements, business or methods of business;

(f)                                    if, in connection with the business or affairs of any member of the Group, he shall have obtained Confidential Information belonging to any third party under an agreement purporting to bind any member of the Group which contained restrictions on disclosure, he will not without the previous written consent of the Purchaser at any time infringe such restrictions; and

(g)                                 he will not at any time hereafter in relation to any trade, business or company use a trade name, trade or service mark, design or logo including the words Salon Services, Sassi, Lefkeona, Flo’mans or Beauty Express or any word confusingly similar thereto in such a way as to be capable of or likely to be confused with any trade name, trade or service mark, design or logo of any member of the Group (whether registered or not).

For the avoidance of doubt, the restrictions set out above shall not operate to prevent or restrict the involvement of the Covenantors in:

(i)                                     the manufacture of hair and beauty products by Professional Beauty Systems (including shampoos, conditioners, hair colours, hair spray, salon sundries and the like) and the sale of the products manufactured by Professional Beauty Systems to commercial and trade retailers; and

(ii)                                  any property development business comprising the development, sale, lease, let, mortgage, charge or other disposition or management of the Excluded Properties and other properties that may be acquired from time to time.

5.2                                Severance

Each of the restrictions contained in clauses 5.1(a) to 5.1(g) is separate and severable and in the event of any such restriction being determined to be unenforceable in whole or in part for any reason, that unenforceability shall not affect the enforceability of the remaining restrictions or (in the case of restrictions unenforceable in part) the remainder of that restriction.

5.3                                Modification of restrictions

While the restrictions contained in this clause 5 are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

6.                                      WARRANTIES

6.1                                Warranties of the Warrantors.

Each of the Warrantors warrants to the Purchaser that, except as Disclosed, each of the statements set out in schedule 4 is true.

6.2                                Reliance upon the Warranties

The Warrantors acknowledge that the Purchaser has entered into this agreement on the basis of and in reliance upon (among other things) the Warranties, and the Purchaser confirms that each of Raal Roos, Mark Faulkner and Gary Winterhalter is not aware at the date of this agreement of any claim in respect of the Warranties that is contemplated or under consideration by the Purchaser.

6.3                                Disclosures

No letter, document or other communication (whether or not in writing) shall be deemed to constitute a Disclosure unless it is expressly incorporated into or attached to the Disclosure Letter.

6.4                                Compensation for breach of Warranty

The Warrantors undertake (without limiting any other rights of the Purchaser in any way including its rights to damages in respect of a claim for breach of any Warranty on any other basis) that, if there is a breach of any Warranty in respect of any member of the Group, they shall pay in cash to the Purchaser (or, if so directed by the Purchaser, to the member of the Group in question) on demand a sum equal to the aggregate of:

(a)                                  the amount which, if received by the relevant member of the Group, would be necessary to put that member of the Group into the financial position which would have existed had there been no breach of the Warranty in question; and

(b)                                 all Losses (to the extent not already recovered pursuant to clause 6.4(a)) suffered or incurred by the Purchaser or such member of the Group, directly as a result of breach of such Warranty but for the avoidance of doubt shall not include any element of indirect or consequential loss, subject always to the limitations and provisions set out in schedule 5.

6.5                                Warranties separate

Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary in this agreement, shall not be limited by reference to or inference from any other Warranty or anything in the Transaction Documents.

6.6                                Information supplied to the Warrantors

The Warrantors shall not be entitled to raise as a defence to a claim by the Purchaser under any of the Transaction Documents the fact that they had relied on information provided to them by any member of the Group or any of their officers, employees, workers or agents (including advisers).

6.7                                No claim against Purchaser’s Group or employees

The Warrantors hereby irrevocably waive any and all claims against each member of the Purchaser’s Group and any of its officers, employees, workers and, in connection only with the sale of the Shares, its agents (including advisers) and undertake (if any claim is made against any of them in connection with the sale of the Shares to the Purchaser) not to make any claim against or seek any contribution from any such person (and undertake that no other person claiming under or through them will make any such claim or seek any such contribution).

6.8                                Limitation on liability of the Warrantors under the Warranties

The liability of the Warrantors in respect of any claim under the Warranties shall be limited as set out in schedule 5.

6.9                                Warranties of the trustees of the Salon Services 1986 Pension Scheme

The trustees of the Salon Services 1986 Pension Scheme acting in their capacity as trustees severally warrant to the Purchaser that in respect of the shareholding which they hold on trust that:

(a)                                  the Salon Services 1986 Pension Scheme is the sole legal owner of the Shares set forth against its name in part 3 of schedule 1, free from all Encumbrances;

(b)                                 they have the capacity to enter into, execute, deliver and perform the Scheme’s obligations under each of the Transaction Documents to which it is a party or otherwise bound.

7.                                      CONFIDENTIALITY AND ANNOUNCEMENTS

7.1                                Confidentiality

Each party shall, and the Purchaser shall procure that all members of the Purchaser’s Group (which shall be deemed “parties” for the purposes of this clause) shall, treat as confidential and will not disclose non-public information received or obtained by it or its directors, officers, employees, agents or advisers as a result of entering into or performing this agreement which relates to:

(a)                                  the provisions of this agreement, or any document or agreement entered into pursuant to, or ancillary to, this agreement (“Ancillary Documents”);

(b)                                 the negotiations leading up to or relating to this agreement or Ancillary Documents; or

(c)                                  any of the other parties,

provided that these restrictions shall not apply to any disclosure of information if and to the extent the disclosure is:

(i)                                     required by the law of any jurisdiction;

(ii)                                  properly required by any applicable securities exchange or supervisory, regulatory or governmental body to which the relevant party is subject,

wherever situated, whether or not the requirement for disclosure has the force of law;

(iii)                              made to the relevant party’s professional advisers, auditors, bankers and other materially financially interested parties or the professional advisers, auditors, bankers and other materially financially interested parties of any other member of the relevant party’s group of companies or, in appropriate circumstances, the investment community;

(iv)                             of information that has already come into the public domain through no fault of the relevant party.

7.2                                Prior approval of announcements

Subject to the provisions of clauses 7.1 and 7.3 below, no disclosure or announcement relating to the existence or subject matter of this agreement shall be made or issued by or on behalf of the Sellers or the Purchaser or any member of the Group without the prior written approval of the other parties (which approval may be subject to reasonable conditions but shall otherwise not be unreasonably withheld or delayed) provided that in the case of any disclosure or announcement if required by any law, applicable securities exchange, supervisory, regulatory or governmental body (including for the avoidance of doubt any disclosure or announcement required by the New York Stock Exchange or the United States Securities and Exchange Commission) the Purchasers shall not require to seek such prior written approval but shall use reasonable endeavours to consult with the Sellers’ Representative on the form and content of such disclosure or announcement prior to its release.

7.3                                Notices to customers etc.

Nothing in this agreement will prohibit the Purchaser from making or sending after Completion any announcement to a customer, client or supplier of any member of the Group informing it that the Purchaser has purchased the Shares.

7.4                                Consultation

The party making the communication shall use its reasonable endeavours to consult with the other party in advance as to the form, content and timing of the communication.

8.                                      PENSIONS

The provisions of schedule 6 shall have effect in respect of pensions.

9.                                      COUNTERPARTS

This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts and each such counterpart shall constitute an original of this agreement but all of which together constitute one and the same instrument.  This agreement shall not be effective until each party has executed at least one counterpart.

10.                               FURTHER ASSURANCE

Each Seller agrees (at the Purchaser’s cost) to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the Purchaser may reasonably require, whether on or after Completion, to implement and/or give effect to this agreement and the transaction contemplated by this agreement and for the purpose of vesting in the

Purchaser the full benefit of the assets, rights and benefits to be transferred to the Purchaser under or pursuant to this agreement including, without limitation, the legal and beneficial ownership of the Shares.

11.                               VARIATION, WAIVER AND CONSENT

11.1                          No variation or waiver of any provision or condition of this agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by or on behalf of the party waiving compliance).

11.2                          Unless expressly agreed, no variation or waiver of any provision or condition of this agreement shall constitute a general variation or waiver of any provision or condition of this agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this agreement which have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under or pursuant to this agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.

11.3                          Any consent granted under this agreement shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given.

12.                               PURCHASER’S RIGHTS AND REMEDIES

12.1                          No failure or delay by the Purchaser in exercising any right or remedy provided by law under or pursuant to this agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time.  No single or partial exercise of any right or remedy by the Purchaser shall preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy.

12.2                          The rights and remedies of the Purchaser under or pursuant to this agreement are cumulative, may be exercised as often as the Purchaser considers appropriate and are in addition to its rights and remedies under general law.

12.3                          The rights and remedies of the Purchaser under this agreement shall not be affected, and each Seller’s liabilities under this agreement shall not be released, discharged or impaired, by:

(a)                                  Completion;

(b)                                 any investigation made or to be made by or on behalf of the Purchaser into the affairs of any member of the Group;

(c)                                  the failure to terminate this agreement; or

(d)                                 any event or matter whatsoever which otherwise might have affected such rights and remedies other than a specific and duly authorised written waiver or release by the Purchaser.

13.                               ENTIRE AGREEMENT

Subject to any terms implied by law, the Transaction Documents (together with any documents referred to herein or executed contemporaneously by the parties in connection herewith) together represent the whole and only agreement between the parties in relation to the sale and purchase of the Shares and supersede any previous agreement (whether written or oral) between all or any of the parties in relation to the subject matter of any such document save that nothing in this agreement shall exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

14.                               DEFAULT INTEREST

14.1                          If any parties which are required to pay any sum under this agreement fails to pay any sum payable by them under this agreement on the due date for payment (the “Defaulting Parties”), they shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgement) at the Interest Rate.

14.2                          Interest under this clause 14 shall accrue on the basis of the actual number of days elapsed and a 365-day year and shall be paid by the Defaulting Parties on demand.

15.                               WITHHOLDING AND GROSSING-UP

15.1                          Each party shall pay all sums payable by them under this agreement free and clear of all deductions or withholdings unless the law requires a deduction or withholding to be made.  Otherwise than in relation to a payment of interest, if a deduction or withholding is so required the payer shall pay such additional amount as will ensure that the net amount the payee receives equals the full amount which it would have received had the deduction or withholding not been required.

15.2                          If any Tax authority brings any sum paid by the Sellers under or pursuant to this agreement into charge to Tax, then the Sellers shall pay such additional amount as will ensure that the total amount paid, less the Tax chargeable on such amount, is equal to the amount that would otherwise be payable under this agreement.

16.                               NOTICES

16.1                          Save as otherwise provided in this agreement, any notice, demand or other communication (“Notice”) to be given by any party under, or in connection with, this agreement shall be in writing and signed by or on behalf of the party giving it. Any Notice shall be served by sending it by fax or email to the number or address (as applicable) set out in clause 16.2, or delivering it by hand to the address set out in clause 16.2 and in each case marked for the attention of the relevant party set out in clause 16.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 16).  Any Notice so served by email, fax or hand shall be deemed to have been duly given or made as follows:

(a)                                  if sent by fax or email, at the time of transmission; or

(b)                                 in the case of delivery by hand, when delivered,

provided that in each case where delivery by fax, email or by hand occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.

16.2                          The addresses and fax numbers / email addresses of the parties for the purpose of clause 16.1 are as follows:

(a)                                  In the case of the Sellers’ Representative

Address:	Glen Imm, Alloway, Ayrshire, KA7 4ES

Email:	gerry@pbs-beauty.co.uk

For the attention of:	Gerry Hegarty,

or to such other person, with such contact details, as may be appointed as the Sellers’ Representative in accordance with clause 25.3.

With copies to:

Michael John Paul Connolly

Address:	73 Lochhead Avenue, Lochwinnoch, PA12 4AN

Email:	michael.connolly@salon-services.com

and to the Sellers’ Solicitors

For the attention of:	George Boyle

Fax:	0141 565 1222

(b)                                 Purchaser

Address:	675 Eskdale Road
Winnersh Triangle
Wokingham
Berkshire RG41 5TS
U.K.

Fax:	+44 118 944 3601

For the attention of:	VP International

With a copy to:

Sally Beauty Inc

Address:	3001 Colorado Boulevard
Denton, Texas 76210
U.S.A.

Fax:	+1 940 297 4990

For the attention of:	General Counsel

16.3                          A party may notify all other parties to this agreement of a change to its name, relevant addressee, address, email address or fax number for the purposes of this clause 16, provided that such notice shall only be effective on:

(a)                                  the date specified in the notification as the date on which the change is to take place; or

(b)                                 if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

16.4                          In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon, that the facsimile transmission was made and a facsimile confirmation report was received or that the email transmission was made and that a “read receipt” was received, as the case may be.

17.                               COSTS

Each of the parties shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this agreement and any other Transaction Document.

18.                               THIRD PARTY RIGHTS

The parties do not intend that any term of this agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this agreement.

19.                               TIME OF THE ESSENCE

Time shall not be of the essence of this agreement, either as regards times, dates and periods specified in the agreement or as regards any times, dates or periods that may by agreement between the parties be substituted for any of them unless:

19.1                          time is expressly stated to be of the essence in relation to that obligation; or

19.2                          one party fails to perform an obligation by the time specified in this agreement and the other parties serve a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

20.                               CONTINUING EFFECT

Each provision of this agreement shall continue in full force and effect after Completion, except to the extent that a provision has been fully performed on or before Completion.

21.                               SEVERABILITY

If any provision of this agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this agreement but without invalidating any of the remaining provisions of this agreement.  Any provision of this agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

22.                               LIABILITY AND RELEASE

22.1                          Liability of the Sellers

Subject always to the terms of clauses 6.9 and 22.3 hereof, the obligations of the Sellers under this agreement are joint and several.  If any liability of one or some but not all of the Sellers is, or becomes, illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Sellers under this agreement.

22.2                          Release of Sellers

Any liability of the Sellers to any person under this agreement may in whole or in part be released, compromised or compounded or time or indulgence given by that person in its absolute discretion as regards any of the Sellers in respect of such liability without in any way prejudicing or affecting that person’s rights against any other or others of the Sellers under the same or like liability, whether joint or several or otherwise, or any other person’s rights against any of them in any respect.

22.3                          Exclusion of Trustee Liability

Notwithstanding any other provision in this agreement, Barnett Waddingham Trustees Scotland Limited (“Barnett Waddingham”), one of the trustees of the Salon Services 1986 Pension Scheme (the “Scheme”), shall have no personal liability whatsoever arising out of or in connection with the agreement and, except to the extent of those assets only of the Scheme which, for the time being, are in the form of cash or can at the relevant time be converted into cash by and are available to Barnett Waddingham, Barnett Waddingham shall have no liability whatsoever as a trustee of the Scheme arising out of or in connection with this agreement.

23.                               ASSIGNMENT

23.1                          Subject to clause 23.2, no party shall be entitled to assign the benefit or burden of any provision of this agreement without the prior written consent of the other parties.

23.2                          All or any of the Purchaser’s rights under this agreement (including, without limitation, in respect of the Warranties) may (notwithstanding any other provisions contained in this agreement) be assigned or transferred by the Purchaser to, or made the subject of a trust created in favour of any other member of the Purchaser’s Group (or by any such member to or in favour of any other member of the Purchaser’s Group) provided that if such assignee company leaves the Purchaser’s Group, such rights are assigned or transferred to or made the subject of a trust in favour of another member of the Purchaser’s Group.

24.                               WAIVER

Each Seller, on his own behalf, and as agent on behalf of each Connected Person and any Company under his Control, undertakes to each member of the Group and the Purchaser that other than the claims set out in schedule 10:

24.1                          neither he nor any Connected Person nor any Company under his Control has any claim of whatsoever nature against any member of the Group;

24.2                          there are not agreements or arrangements whatsoever under which any member of the Group has any actual, contingent or prospective obligation or liability to or in respect of him or any Connected Person or any Company under his Control; and

24.3                          any claim which he or any Connected Person or any Company under his Control have or has, is hereby irrevocably and unconditionally waived and any obligation or liability owed to him or any Connected Person or any Company under his Control is hereby irrevocably and unconditionally released.

25.                               SELLERS’ REPRESENTATIVE

25.1                          Each of the Sellers acknowledges and agrees that the Sellers’ Representative is authorised and empowered to act as their agent to represent the interests of all of the Sellers for the purposes specified in this agreement and the Tax Deed.  The Sellers’ Representative acknowledges and agrees that he is willing and able to act in such capacity.  Each Seller acknowledges and agrees in favour of the Purchaser that no member of the Purchaser’s Group (and their respective officers, employees, agents and advisers) shall have any liability whatsoever to the Sellers in relation to the acts of the Seller’s Representative under this agreement.

25.2                          Each Seller hereby irrevocably agrees and declares that each and every consent, notice, document, deed, matter and thing which shall be given, made, executed or done by the Sellers’ Representative pursuant to this agreement and the Tax Deed shall be as good, valid and effectual to all intents and purposes whatsoever as if the same had been given, made, executed or done by such Seller personally and each of the Sellers hereby irrevocably undertakes in favour of the Purchaser at all times to ratify whatsoever the Sellers’ Representative shall lawfully do or cause to be done.  Each Seller agrees that its rights under this agreement and the Tax Deed may only be exercised on its behalf by the Sellers’ Representative and that any such exercise by a Seller on his or its own behalf shall be of no effect.

25.3                          The Sellers may notify the Purchaser of a change to the Sellers’ Representative by notice in writing signed by or on behalf of each of the Sellers or by the Sellers’ Solicitors (with the authority of the Sellers), such notice to include the notice details of the new Sellers’ Representative required by clause 16.2, and on receipt by the Purchaser of such notice the person so notified shall be the Sellers’ Representative for the purposes of this agreement.

26.                               CURRENCY CONVERSION

For the purpose of converting amounts specified in one currency into another currency where required, the rate of exchange to be used in converting amounts specified in one currency into another currency shall be the closing mid-point rate for exchanges between those currencies quoted in the Financial Times (London edition) for the nearest Business Day for which that rate is so quoted on or prior to the date of the conversion.

27.                               GOVERNING LAW AND SUBMISSION TO JURISDICTION

27.1                          Governing law

The construction, validity and performance of this agreement shall be governed by the laws of England and Wales.

27.2                          Submission to jurisdiction

The parties to this agreement irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction over any claim or matter arising under or in connection with this agreement and that accordingly any proceedings in respect of any such claim or matter may be brought in such court.  Nothing in this clause shall limit the right of the Purchaser to take proceedings against any other party in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdiction preclude the taking of proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

The parties have shown their acceptance of the terms of this agreement by executing it at the end of the schedules.

SCHEDULE 1

The Company, the Subsidiaries and the Sellers

Part 1:  Details of the Company

Name	:	Chapelton 21 Limited
Date of Incorporation	:	29 December 2006
Place of Incorporation	:	Scotland
Company number	:	SC313957
Registered office	:	Evanton Drive, Thornliebank Industrial Estate, Glasgow, G46 8HZ
Directors	:	Brian Aitken
6 Balruddery Place, Bishopbriggs, Glasgow, G64 1JB
British
Michael John Paul Connolly
73 Lochhead Avenue, Lochwinnoch, PA12 4AW
British
Gerard Patrick Hegarty
Glen Imm, Alloway, Ayrshire, KA7 4EF
British
Secretary	:	Brian Aitken
6 Balruddery Place, Bishopbriggs, Glasgow, G64 1JB
British
Authorised share capital	:	£5,000 divided into 10000 shares of £0.50 each
Issued share capital	:	£2,500 divided into 5000 shares of £0.50 each
Mortgages and charges	:	Bond and Floating Charge in favour of Bank of Scotland, date created 10/1/07, date registered 18/01/07
Registered shareholders	:	Brian Aitken
6 Balruddery Place, Bishopbriggs, Glasgow, G64 1JB
25 Ordinary Shares
Margaret Bell Burns
8 Windhill Park, Waterfoot, Eaglesham, Glasgow, G76 0HH
29 Ordinary Shares
Michael John Paul Connolly
73 Lochhead Avenue, Lochwinnoch, PA12 4AW
467 Ordinary Shares
Robert Carson Diamond
Glave Cottage, 41 Spa Road, Ballynahinch, Co. Down BT24 8PT
365 Ordinary Shares
Gerard Patrick Hegarty
Glen Imm, Alloway, Ayrshire, KA7 4EF
1544 Ordinary Shares
Maureen Hegarty
Glen Imm, Alloway, Ayrshire, KA7 4EF
838 Ordinary Shares
Alan Craig Macdonough
17 Kings Drive, Cumbernauld, Glasgow, G68 0MS
43 Ordinary Shares
Gordon Stuart Macdonough
Nethermill, Drumore Road, Killearn, Glasgow, G63 9NX
85 Ordinary Shares
James Christopher Macdonough
28 First Avenue, Millerston, Glasgow G33 6JP
556 Ordinary Shares
Jane Macdonough

28 First Avenue, Millerston, Glasgow G33 6JP
25 Ordinary Shares
John MacDonough
8 Whitehill Farm Road, Stepps, Glasgow, G33 6BT
216 Ordinary Shares
Katrina Helen Macdonough
20 East Springfield Terrace, Bishopbriggs, Glasgow, G64 1TG
43 Ordinary Shares
Stephen James Macdonough
3 Upper Crofts, Alloway, Ayr, KA7 4QX
50 Ordinary Shares
Sean Barry Macdonough
30 Dunmore Street, Balfron, Stirlingshire, G63 0TX
43 Ordinary Shares
Alistair Robert Nicholson
The Lodge, 1A Bellevue Road, Kirkintilloch, Glasgow G66 1AH
441 Ordinary Shares
Salon Services 1986 Pension Scheme
82-90 Kelvin Avenue, Hillington Industrial Estate, Glasgow G52 4LT
230 Ordinary Shares
Accounting reference date	:	31 December
Auditors	:	None appointed
Tax residence	:	UK
VAT registration number	:	GB 369 1181 39
Status	:	Holding Company
Direct subsidiaries	:	Salon Services (Hair and Beauty Supplies) Ltd
Group subsidiaries		Salon Services (England) Limited
Salon Services (Ireland) Limited
Sassi Hair and Beauty Ltd
Beauty Express Ltd
Salon Services Franchising Limited
Lefkoeona Limited
Salon Services (Hair & Beauty Supplies) GMBH
Flo’mans Limited
Salon Services (Dublin) Limited

Part 2:  Details of the Subsidiaries

Name	:	Salon Services (Hair and Beauty Supplies) Ltd
Date of Incorporation	:	27 September 1971
Place of Incorporation	:	Scotland
Company number	:	SC049239
Registered office	:	Evanton Drive, Thornliebank Industrial Estate, Glasgow G46 8HZ
Directors	:	Brian Aitken
	:	6 Balruddery Place, Bishopbriggs, Glasgow, G64 1JB
	:	British
	:	Margaret Bell Burns
	:	8 Windhill Park, Waterfoot, Eaglesham, Glasgow, G76 0HH
	:	British
	:	Michael John Paul Connolly
	:	73 Lochhead Avenue, Lochwinnoch, PA12 4AW
	:	British
	:	Robert Carson Diamond
	:	Glave Cottage, 41 Spa Road, Ballynahinch, Co. Down BT24 8PT
	:	British
Gerard Patrick Hegarty
Glen Imm, Alloway, Ayrshire, KA7 4EF
British
Maureen Hegarty
Glen Imm, Alloway, Ayrshire, KA7 4EF
British
Gordon Stuart Macdonough
Nethermill, Drumore Road, Killearn, Glasgow, G63 9NX
British
Alistair Robert Nicholson
The Lodge, 1A Bellevue Road, Kirkintilloch, Glasgow G66 1AH
British
Secretary		Brian Aitken
6 Balruddery Place, Bishopbriggs, Glasgow, G64 1JB
British
Authorised share capital		£5,000 divided into 5000 shares of £1:00 each
Issued share capital		£5,000 divided into 5000 shares of £1:00 each
Mortgages and charges		Bond and Floating Charge in favour of Bank of Scotland, date created 23/11/76, date registered 01/12/76
Registered shareholders		Chapelton 21 Limited
Evanton Drive, Thornliebank Industrial Estate, Glasgow, G46 8HZ
5,000 Ordinary Shares
Accounting reference date		30 September
Auditors		Tenon Audit Limited
Unit 3, Gateway Business Park, Beancross Road, Grangemouth,
FK3 8WX
Tax residence		United Kingdom
VAT registration number		369118139
Status		Trading
Direct subsidiaries		Beauty Express Limited
Lefkoena Limited
Salon Services (Hair and Beauty Supplies) GmbH

Flo’mans Limited
Salon Services (Dublin) Limited
Salon Services (England) Limited
Salon Services (Ireland) Limited
Sassi Hair and Beauty Ltd
Salon Services Franchising Limited

Name	:	Salon Services (England) Limited
Date of Incorporation	:	23 June 1978
Place of Incorporation	:	Scotland
Company number	:	SC065196
Registered office	:	Evanton Drive, Thornliebank Industrial Estate, Glasgow G46 8HZ
Directors	:	Michael John Paul Connolly
	:	73 Lochhead Avenue, Lochwinnoch, PA12 4AW
	:	British
	:	Gerard Patrick Hegarty
	:	Glen Imm, Alloway, Ayrshire, KA7 4EF
	:	British
Gordon Stuart Macdonough
Nethermill, Drumore Road, Killearn, Glasgow, G63 9NX
British
Alistair Robert Nicholson
The Lodge, 1A Bellevue Road, Kirkintilloch, Glasgow G66 1AH
British
Peter James Stevens
40 Handsworth Avenue, Highams Park, London, E4 9PJ
British
Secretary		Brian Aitken
6 Balruddery Place, Bishopbriggs, Glasgow, G64 1JB
British
Authorised share capital		£50,000 divided into 50,000 shares of £1:00 each
Issued share capital		£2:00 divided into 2 shares of £1:00 each
Mortgages and charges		Bond and Floating Charge in favour of Bank of Scotland, date created 09/08/83, date registered 15/08/83
Registered shareholders		Salon Services (Hair and Beauty Supplies) Ltd
Evanton Drive, Thornliebank Industrial Estate, Glasgow, G46 8HZ
2 Ordinary Shares
Accounting reference date		30 September
Auditors		None appointed
Unit 3, Gateway Business Park, Beancross Road, Grangemouth,
FK3 8WX
Tax residence		United Kingdom
VAT registration number		GB 369 1181 39
Status		Non-trading

Name	:	Salon Services (Ireland) Limited
Date of Incorporation	:	13 September 1979
Place of Incorporation	:	Scotland
Company number	:	SC069325
Registered office	:	Evanton Drive, Thornliebank Industrial Estate, Glasgow G46 8HZ
Directors	:	Michael John Paul Connolly
	:	73 Lochhead Avenue, Lochwinnoch, PA12 4AW
	:	British
	:	Robert Carson Diamond
	:	Glave Cottage, 41 Spa Road, Ballynahinch, Co. Down BT24 8PT
	:	British
	:	Gerard Patrick Hegarty
	:	Glen Imm, Alloway, Ayrshire, KA7 4EF
	:	British
	:	Alistair Robert Nicholson
	:	The Lodge, 1A Bellevue Road, Kirkintilloch, Glasgow G66 1AH
	:	British
Secretary		Brian Aitken
6 Balruddery Place, Bishopbriggs, Glasgow, G64 1JB
British
Authorised share capital		£50,000 divided into 50,000 shares of £1:00 each
Issued share capital		£100 divided into 100 shares of £1:00 each
Mortgages and charges		Bond and Floating Charge in favour of Bank of Scotland date created 11/09/81, date registered 25/09/81
Registered shareholders		Salon Services (Hair and Beauty Supplies) Ltd
Evanton Drive, Thornliebank Industrial Estate, Glasgow, G46 8HZ
100 Ordinary Shares
Accounting reference date		30 September
Auditors		None appointed
Unit 3, Gateway Business Park, Beancross Road, Grangemouth,
FK3 8WX
Tax residence		United Kingdom
VAT registration number		GB 369 1181 39
Status		Non-trading

Name	:	Sassi Hair & Beauty Ltd
Date of Incorporation	:	22 June 1990
Place of Incorporation	:	Scotland
Company number	:	SC125756
Registered office	:	Evanton Drive, Thornliebank Industrial Estate, Glasgow G46 8HZ
Directors	:	Brian Aitken
	:	6 Balruddery Place, Bishopbriggs, Glasgow, G64 1JB
	:	British
	:	Michael John Paul Connolly
	:	73 Lochhead Avenue, Lochwinnoch, PA12 4AW
	:	British
	:	Gerard Patrick Hegarty
	:	Glen Imm, Alloway, Ayrshire, KA7 4EF
	:	British
	:	Liam Gerard Hegarty
	:	9/4, 10 Castlebank Drive, Glasgow Harbour, Glasgow, G11 6AD
	:	British
Secretary	:	Brian Aitken
	:	6 Balruddery Place, Bishopbriggs, Glasgow, G64 1JB
	:	British
Authorised share capital	:	£100 divided into 100 shares of £1:00 each
Issued share capital	:	£2:00 divided into 2 shares of £1:00 each
Mortgages and charges	:	Bond and Floating Charge in favour of Bank of Scotland, date created 19/04/96, date registered 07/05/96
Registered shareholders	:	Salon Services (Hair and Beauty Supplies) Limited
	:	Evanton Drive, Thornliebank Industrial Estate, Glasgow, G46 8HZ
	:	2 Ordinary Shares
Accounting reference date	:	30 September
Auditors	:	None appointed
Unit 3, Gateway Business Park, Beancross Road, Grangemouth,
FK3 8WX
Tax residence	:	United Kingdom
VAT registration number	:	GB 369 1181 39
Status		Non-trading

Name	:	Lefkeona SL
Date of Incorporation	:	N/a
Place of Incorporation	:	Spain
Company number	:	B922511427
Registered office	:	C. Molino de Viento, Esquira C/Peatonal s/n, Edificio Micares, 29640 Fuengirola, Malaga
Directors	:	Brian Aitken, 6 Balruddery Place, Bishopbriggs, Glasgow, G64 1JB
British
Secretary	:	N/A
Authorised share capital	:	€3,006 divided into 3,006 shares of €1.00 each
Issued share capital	:	€3,006 divided into 3,006 shares of €1.00 each
Mortgages and charges	:	None
Registered shareholders	:	Salon Services (Hair and Beauty Supplies) Ltd
Evanton Drive, Thornliebank Industrial Estate, Glasgow, G46 8HZ
100% of Issued Shares
Accounting reference date	:	31 December
Auditors	:	None appointed, accountancy services provided by Carter Associates
Tax residence	:	Spain
VAT registration number	:	ES B-92511427
Status	:	Trading

Name	:	Flo’mans Limited
Date of Incorporation	:	18 July 1986
Place of Incorporation	:	England & Wales
Company number	:	02038756
Registered office	:	Suite 1R10 - Norman Stanley, Elstree Business Centre, Elstree Way, Borehamwood, Hertfordshire WD6 1RX
Directors	:	Peter James Stevens
40 Handsworth Avenue, Highams Park, London, E4 9PJ
British
Michael John Paul Connolly
73 Lochhead Avenue, Lochwinnoch, PA12 4AW
British
Gerard Patrick Hegarty
Glen Imm, Alloway, Ayrshire, KA7 4EF
British
Secretary	:	Brian Aitken
6 Balruddery Place, Bishopbriggs, Glasgow, G64 1JB
British
Authorised share capital	:	£50,000 divided into 50,000 shares of £1.00 each
Issued share capital	:	£2.00 divided into 2 shares of £1.00 each
Mortgages and charges	:	Bond and Floating Charge in favour of Bank of Scotland, date created 30/11/06, date registered 14/12/06
Registered shareholders	:	Salon Services (Hair and Beauty Supplies) Ltd
Evanton Drive, Thornliebank Industrial Estate, Glasgow, G46 8HZ
2 Ordinary Shares
Accounting reference date	:	31 March
Auditors	:	Norman Stanley
Tax residence	:	United Kingdom
VAT registration number	:	GB 467 2367 24
Status	:	Trading

Name	:	Salon Services Franchising Limited
Date of Incorporation	:	18 April 1985
Place of Incorporation	:	Scotland
Company number	:	SC092892
Registered office	:	Evanton Drive, Thornliebank Industrial Estate, Glasgow G46 8HZ
Directors	:	Brian Aitken
6 Balruddery Place, Bishopbriggs, Glasgow, G64 1JB
British
Margaret Bell Burns
8 Windhill Park, Waterfoot, Eaglesham, Glasgow, G76 0MM
British
Michael John Paul Connolly
73 Lochhead Avenue, Lochwinnoch, PA12 4AW
British
Gerard Patrick Hegarty
Glen Imm, Alloway, Ayrshire, KA7 4EF
British
Secretary	:	Brian Aitken
6 Balruddery Place, Bishopbriggs, Glasgow, G64 1JB
British
Authorised share capital	:	£100 divided into 100 shares of £1:00 each
Issued share capital	:	£100 divided into 100 shares of £1:00 each
Mortgages and charges	:	Bond and Floating Charge in favour of Bank of Scotland, date created 12/04/90, date registered 24/04/90
Registered shareholders	:	Salon Services (Hair and Beauty Supplies) Ltd
Evanton Drive, Thornliebank Industrial Estate, Glasgow, G46 8HZ
100 Ordinary Shares
Accounting reference date	:	30 September
Auditors	:	Tenon Audit Limited
Unit 3, Gateway Business Park, Beancross Road, Grangemouth,
FK3 8WX
Tax residence	:	United Kingdom
VAT registration number	:	GB 369 1181 39
Status	:	Trading

Name	:	Salon Services (Hair & Beauty Supplies) GmbH
Date of Incorporation	:	22 April 1999
Place of Incorporation	:	Dusseldorf
Company number	:	HRB Nr 37477
Registered office	:	Werfstrasse 47, D-40549, Dusseldorf, Germany
Directors	:	Brian Aitken, 6 Balruddery Place, Bishopbriggs, Glasgow, G64 1JB British
Secretary	:	N/A
Authorised share capital	:	€50,000 divided into 50,000 shares of €1:00 each
Issued share capital	:	€50,000 divided into 50,000 shares of €1:00 each
Mortgages and charges	:	None
Registered shareholders	:	Salon Services (Hair and Beauty Supplies) Ltd
Evanton Drive, Thornliebank Industrial Estate, Glasgow, G46 8HZ
50,000 Ordinary Shares
Accounting reference date	:	30 September
Auditors	:	None appointed, accountancy services provided by Dr Frankus & Partner GBR
Streinstrasse 27, 40210, Dusseldorf, Germany
Tax residence	:	Germany (specific jurisdictions)
VAT registration number	:	DE 812734302
Status	:	Trading

Name	:	Beauty Express Ltd
Date of Incorporation	:	19 September 1984
Place of Incorporation	:	Scotland
Company number	:	SC089728
Registered office	:	Evanton Drive, Thornliebank Industrial Estate, Glasgow G46 8HZ
Directors	:	Brian Aitken
6 Balruddery Place, Bishopbriggs, Glasgow, G64 1JB
British
Michael John Paul Connolly
73 Lochhead Avenue, Lochwinnoch, PA12 4AW
British
Gerard Patrick Hegarty
Glen Imm, Alloway, Ayrshire, KA7 4EF
British
Colette Frances MacDonough
3 Upper Crofts, Ayr, Ayrshire, KA7 4QX
British
Secretary	:	Brian Aitken
6 Balruddery Place, Bishopbriggs, Glasgow, G64 1JB
British
Authorised share capital	:	£10,000 divided into 10,000 shares of £1.00 each
Issued share capital	:	£100 divided into 100 shares of £1.00 each
Mortgages and charges	:	Bond and Floating Charge in favour of Bank of Scotland, date created 19/04/96, date registered 07/05/96
Registered shareholders	:	Salon Services (Hair and Beauty Supplies) Ltd
Evanton Drive, Thornliebank Industrial Estate, Glasgow, G46 8HZ
100 Ordinary Shares
Accounting reference date	:	30 September
Auditors	:	Tenon Audit Limited
Unit 3, Gateway Business Park, Beancross Road, Grangemouth,
FK3 8WX
Tax residence	:	United Kingdom
VAT registration number	:	GB 369 1181 39
Status	:	Trading

Name	:	Salon Services (Dublin) Limited
Date of Incorporation	:	17 June 1993
Place of Incorporation	:	Republic of Ireland
Company number	:	203978
Registered office	:	Unit 1 Wilton Works, Robin Hood Road, Dublin 22
Directors	:	Brian Aitken
6 Balruddery Place, Bishopbriggs, Glasgow, G64 1JB
British
Gerard Patrick Hegarty
Glen Imm, Alloway, Ayrshire, KA7 4EF
British
Michael John Paul Connolly
73 Lochhead Avenue, Lochwinnoch, PA12 4AW
British
Robert Carson Diamond
Glave Cottage, 41 Spa Road, Ballynahinch, Co. Down BT24 8PT
British
Secretary	:	Brian Aitken
6 Balruddery Place, Bishopbriggs, Glasgow, G64 1JB
British
Authorised share capital	:	€500,000 divided into 500,000 shares of €1:00 each
Issued share capital	:	€2:00 divided into 2 shares of €1:00 each
Mortgages and charges	:	Debenture in favour of Bank of Scotland, date created 21 May 1996, date registered 7 June 1996 (at Companies Registration Office, Republic of Ireland)
Registered shareholders	:	Salon Services (Hair and Beauty Supplies) Ltd
Evanton Drive, Thornliebank Industrial Estate, Glasgow, G46 8HZ
2 Ordinary Shares
Accounting reference date	:	30 September
Auditors	:	BFCD, Chartered Accountants
1 Castlewood Avenue, Rathmines, Dublin 6
Tax residence	:	Republic of Ireland
VAT registration number	:	IE 8203978E
Status	:	Trading

Part 3:  The Sellers

(1)	(2)		(3)
The Sellers	Number and percentage of Shares		Proportion of Consideration
(Full name and address)	No.	%	payable
Brian Aitken 6 Balruddery Place Bishopbriggs Glasgow G64 1JB	25 Ordinary	0.50	0.5%
Margaret Bell Burns 8 Windhill Park Waterford Eaglesham Glasgow G76 0HH	29 Ordinary	0.58	0.58%
Michael John Paul Connolly 73 Lochhead Avenue Lochwinnoch PA12 4AW	467 Ordinary	9.34	9.34%
Robert Carson Diamond Glave Cottage 41 Spa Road Ballynahinch Co. Down BT24 8PT	365 Ordinary	7.30	7.3%
Gerard Patrick Hegarty Glen Imm Alloway Ayrshire KA7 4EF	1544 Ordinary	30.88	30.88%
Maureen Hegarty Glen Imm Alloway Ayrshire KA7 4EF	838 Ordinary	16.76	16.76%
Alan Craig Macdonough 17 Kings Drive Cumbernauld Glasgow G68 0MS	43 Ordinary	0.86	0.86%
Gordon Stuart Macdonough Nethermill Drumore Road Killearn Glasgow G63 9NX	85 Ordinary	1.70	1.7%

Jane Macdonough 28 First Avenue Millerston Glasgow G33 6JP	25 Ordinary	0.50	0.50%
James Christopher Macdonough 28 First Avenue Millerston Glasgow G33 6JP	556 Ordinary	11.12	11.12%
John Macdonough 8 Whitehill Farm Road Stepps Glasgow G33 6BT	216 Ordinary	4.32	4.32%
Katrina Helen Macdonough 20 East Springfield Terrace Bishopbriggs Glasgow G64 1TG	43 Ordinary	0.86	0.86%
Stephen James Macdonough 3 Upper Crofts Alloway Ayr KA7 4QX	50 Ordinary	1.00	1.00%
Sean Barry Macdonough 30 Dunmore Street Balfron Stirlingshire G63 0TX	43 Ordinary	0.86	0.86%
Alistair Robert Nicholson The Lodge 1A Bellevue Road Kirkintilloch Glasgow G66 1AH	441 Ordinary	8.82	8.82%
Salon Services 1986 Pension Scheme 82-90 Kelvin Avenue Hillington Industrial Estate Glasgow G52 4LT	230 Ordinary	4.6	4.6%

SCHEDULE 2

Completion

Part 1:  Sellers’ Obligations at Completion

At Completion, the Sellers shall deliver to the Purchaser:

1.                                      duly executed transfers of all of the Shares into the name of the Purchaser or its nominee together with the relevant share certificates (or indemnities in respect thereof in the agreed form);

2.                                      share certificates in respect of all the issued capital in each of the Subsidiaries (or indemnities in respect thereof in the agreed form);

3.                                      all such other documents, including such waivers or consents, as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of any of the Shares;

4.                                      a copy of letters of resignation as auditors of the Company, Hair and Beauty Supplies, Beauty Express Ltd., Salon Services (Dublin) Limited, Salon Services Franchising Limited and Flo’mans Limited in the agreed form signed by the Auditors and complying with s392 CA85, together with a statement, pursuant to s394 CA85, acknowledging that there are no circumstances connected with their ceasing to hold office which should be brought to the attention of the members or creditors of those companies together with confirmation that the Auditors have no claims against the relevant companies for unpaid fees or expenses, the originals of those letters having been deposited at the registered office of the relevant company;

5.                                      documentation related to the Properties which are in the possession of any member of the Group;

6.                                      all the statutory and other books (duly written up to, but not including, Completion) of the Company and the Subsidiaries and their respective certificates of incorporation and common seals in its possession;

7.                                      a certificate executed by the Chief Financial Officer of the Group confirming the Indebtedness of the Group at close of business two Business Days immediately prior to the Completion Date;

8.                                      forms 419a / 403a  in the agreed form duly executed by the Governor and Company of the Bank of Scotland in respect of the charges referred to in Part 1 of the Schedule granted to that entity by the Company and each relevant Subsidiary together with a discharge of the cross corporate guarantee entered into by the Company and each of the Subsidiaries on 10 January 2007, the Debenture granted by Flo’mans Limited and the Debenture granted by Salon Services (Dublin) Limited in the agreed form duly executed by the Governor and Company of the Bank of Scotland;

9.                                      certified copies of any powers of attorney under which any of the documents referred to in this schedule is executed or evidence satisfactory to the Purchaser of the authority of any person signing on behalf of the Sellers;

10.                                duly executed irrevocable powers of attorney in the agreed form in respect of the Shares enabling the Purchaser (during the period prior to the registration of the transfer of the Shares) to exercise all voting and other rights attaching to the Shares

11.                                letters of resignation in the agreed form from each of the Directors and the secretary of the Company and the directors and secretary of each Subsidiary, such resignations to take effect from the close of the meeting of the Board referred to in part 2 of this schedule 2;

12.                                the Tax Deed duly executed by each of the Warrantors;

13.                                copies of all existing bank mandates and statements of the balances of any bank accounts in the name of the Company and of each member of the Group, as at the close of business on the day three Business Days before the Completion Date, together with a list of all unpresented cheques and uncleared cheques which upon presentation or clearance would be debited or credited to those accounts;

14.                                a duly executed Deed of Novation and Cessation of Participation in respect of the Salon Services 1986 Pension Scheme and the principal company (Salon Services (Hair and Beauty Supplies) Ltd);

15.                                duly executed compromise agreements in the agreed form from each of Gerard Hegarty, Maureen Hegarty, Liam Hegarty, Brendan Hegarty, Siobhan Gardner and Ryan Gardner in respect of their employment with the Group;

Part 2:  Sellers’ Further Obligations at Completion

At Completion, the Sellers shall:

1.                                      pay all Intra-Group Indebtedness then owing by them to each member of the Group, whether due for payment or not;

2.                                      cause the Directors to hold a meeting of the board of the Company (but only where appropriate) and of each Subsidiary at which the Directors shall pass resolutions in the agreed form to:

2.1                                approve the registration of the Purchaser or its nominees as members of the Company subject only to the production of duly stamped and completed transfers in respect of the Shares;

2.2                                appoint such persons as the Purchaser may nominate as directors and secretary of the Company and of each Subsidiary;

2.3                                revoke the authority of Gerard Patrick Hegarty to operate the bank accounts of the Company and of each Subsidiary and to give instructions to the bankers of the Company in respect thereof;

2.4                                appoint KPMG LLP as auditors of the Company and each Subsidiary;

2.5                                approve and authorise the changing of the accounting reference date of the Company and each Subsidiary to 30 September;

and the Sellers shall furnish to the Purchaser on Completion duly signed minutes of all meetings.

Part 3:  Purchaser’s Obligations at Completion

At Completion, the Purchaser shall:

1.                                      satisfy the Consideration by:

1.1                                paying £26,750,000 by CHAPS to the Sellers’ Solicitors account at Bank of Scotland (Sort Code: 80-26-26 Account Number: 00102110);

1.2                                causing an amount equal to the Retained Consideration to be credited forthwith to the Escrow Account to be held and distributed in accordance with the terms of schedule 9.

2.                                      pay or procure the payment of £2,000,000 by CHAPS to the Sellers’ Solicitors account for onward payment to Hair and Beauty Supplies’ account at Bank of Scotland (Sort Code: 80-07-61 Account Number:00792609), such sum acknowledged to be a loan from the Purchaser to Hair and Beauty Supplies provided to refinance the Group bank facilities;

3.                                      pay or procure the payment of £460,344.13 by CHAPS to Professional Beauty Systems’ account at Bank of Scotland (Sort Code 80-07-61 Account Number: 00726943), such sum acknowledged to be a loan from the Purchaser to Hair and Beauty Supplies provided to repay a debt due by that company to Professional Beauty Systems;

4.                                      procure that the Company and each member of the Group shall pay all Intra-Group Indebtedness then owing by it to the Sellers, whether due for payment or not;

5.                                      deliver to the Sellers the Tax Deed duly executed by the Purchaser;

6.                                      deliver to the Sellers an extract from the resolution of the board of directors of the Purchaser (certified by a duly appointed officer as true and correct) authorising the execution of and the performance by the Purchaser of its obligations under the Transaction Documents and each of the other documents to be executed by the Purchaser; and

7.                                      deliver to the Sellers’ Solicitors certified copies of any powers of attorney under which any of the documents referred to in this part 3 of schedule 3 is executed or other evidence satisfactory to the Sellers’ Solicitors of the authority of the person signing on the Purchaser’s behalf.

SCHEDULE 3

Part 1

Determination and Confirmation of Completion Net Worth

1.                                       The Completion Net Asset Statement

1.1                                The Completion Net Asset Statement shall be prepared by the Company forthwith following Completion.

1.2                                Stock take and Inventory Count

The Purchaser shall procure that the Group (utilising existing Employees having responsibility in this area and their practical experience and expertise of the existing processes for stock valuation and inventory control operated in the Group) shall conduct physical stock takes and inventory counts (“Inventory Counts”) without delay after the date of Completion and the Sellers’ Representative shall be notified of the date(s) of the Inventory Counts.  Inventory Counts shall be conducted for the sole purpose of verifying the existence and saleability of stock and inventory by checking the physical inventory and stock levels as at Completion. Representatives from the Purchaser and the Seller shall be permitted to observe (and where appropriate input into) the Inventory Counts.  The results of the stock takes and physical Inventory Counts shall be appropriately reflected in the Completion Net Asset Statement.

2.                                       Basis of Preparation

2.1                                Hierarchy

The Completion Net Asset Statement shall be prepared within 40 Business Days of the Completion Date and all assets and liabilities valued and determined in accordance with the policies that are referred to, and in the order of priority shown, in this paragraph 2.1:

(a)                                  the accounting principles, practices, procedures, methods and bases adopted by the Company and each Subsidiary in the preparation of the Accounts for the past three Financial Years and to the extent consistent with Relevant Accounting Standards;

(b)                                 in accordance with Relevant Accounting Standards as at the Completion Date.

2.2                                Loan

For the avoidance of doubt, the amounts to be paid by the Purchaser in accordance with paragraphs 2 and 3 of Part 3 of Schedule 2 shall constitute a loan to the Group in the amount of £2,460,344.13 and shall be a liability of the Group for the purposes of, and such liability shall be included in, the Completion Net Asset Statement.

3.                                       Calculation of the Completion Net Worth

3.1                                Completion Net Worth shall be the amount, determined by reference to the Completion Net Asset Statement, as representing the sum of:

(a)                                  tangible fixed assets, intangible fixed assets, investments, stock, debtors and cash;

less

(b)                                 the aggregate of all creditors of the Group as at the Completion Date.

4.                                       Procedure for determining Completion Net Worth

4.1                                Review of the Completion Net Asset Statement

Forthwith following preparation of the Completion Net Asset Statement, the Purchaser shall prepare a report on the Completion Net Asset Statement comprising a confirmation (a) that the Completion Net Asset Statement has been prepared in accordance with paragraph 2.1 and (b) of the calculation of Completion Net Worth (the “Confirmation”).   The Completion Net Asset Statement and Confirmation together with related working papers shall be copied to the Sellers’ Representative.

4.2                                Sellers may seek approval from Sellers’ Accountants

The Sellers’ Representative shall be entitled to submit the Completion Net Asset Statement and Confirmation within 10 Business Days of receiving them, to the Sellers’ Accountants and shall immediately notify the Purchaser accordingly.  If no such notification is given within the said 10 Business Days the Sellers shall be deemed to have elected not to submit them to the Sellers’ Accountants and to have accepted the same.

4.3                                If Sellers’ Accountants Disagree with Calculation

The Sellers’ Accountants shall, within 20 Business Days of the Completion Net Asset Statement and Confirmation being submitted to them, notify the Purchaser in writing either that they approve of them or that they disagree with them in which event they shall in such notification give details of the matters with which they disagree and the reasons for such disagreement and shall use all reasonable endeavours forthwith to resolve the matter or matters in dispute with the Purchaser.

(a)                                  Any such resolution which enables the Completion Net Worth to be agreed shall be expressed in a joint confirmation (the “Joint Resolution”), signed by both the Purchaser and the Sellers’ Accountants, stating the Completion Net Worth, which confirmation shall immediately be delivered to the Sellers’ Representative.

(b)                                 If no Joint Resolution shall be issued within 30 Business Days of the Completion Net Asset Statement and Confirmation having been submitted to the Sellers’ Accountants, the matter shall be referred to a firm of independent chartered accountants jointly agreed upon between the Purchaser and the Sellers’ Representative or (failing such agreement) appointed, at the request of either the Purchaser or the Sellers’ Representative at any time, by the President from time to time of the Institute of Chartered Accountants in England and Wales, which firm (the “Independent Accountants”) shall then determine the matter in dispute and shall confirm the Completion Net Worth.  The Independent Accountants shall act as experts and not as arbitrators.  Their decision shall be communicated in writing to the Purchaser and the Sellers’ Representative and shall be final and binding upon the Purchaser and the Sellers.

(c)                                  For the avoidance of doubt before such referral shall be made to such Independent Accountants, the Purchaser shall be entitled to review the Completion Net Asset Statement in the light of the matters raised by the Sellers’ Representative and/or the Sellers’ Accountants and to propose further adjustments to the Completion Net Asset Statement for review by the Independent Accountants.

4.4                                Costs to be Borne by Appointor

The costs of the Sellers’ Accountants shall be borne by the Sellers.  The costs of the Independent Accountants shall be borne jointly between the parties.

4.5                                Records to be Made Available

The Purchaser shall use reasonable endeavours to procure that all records, working papers and other information within its possession or control as may be reasonably required by the Sellers’ Accountants and/or the Independent Accountants for the purposes of this schedule shall be made available upon a request for them and shall generally render all reasonable assistance reasonably necessary for the preparation of the Completion Net Asset Statement.

4.6                                Meaning of “final confirmation of Completion Net Worth”

For the purposes of this agreement “the final confirmation of Completion Net Worth” shall mean:

(a)                                  the Confirmation issued by the Purchaser pursuant to paragraph 4.1 (if such Confirmation is either not or is deemed not to have been submitted to the Sellers’ Accountants pursuant to paragraph 4.2 or is approved by the Sellers’ Accountants pursuant to paragraph 4.3(a)) in which case the final confirmation of Completion Net Worth shall, for the purposes of this agreement, be treated as issued five Business Days after notification has been given or is deemed to have been given that the Confirmation is not to be referred to the Sellers’ Accountants or (as the case may be) five Business Days after the date upon which the Sellers’ Accountants shall have given written notice of their approval of the Confirmation; or

(b)                                 the Joint Resolution (if a disagreement shall have been resolved as mentioned in paragraph 4.3(b)) in which case the final confirmation of Completion Net Worth shall, for the purposes of the agreement, be treated as issued five Business Days after the date upon which the Joint Resolution has been given; or

(c)                                  the decision of the Independent Accountants (if any matter shall be referred to the Independent Accountants as mentioned in paragraph 4.3(c)) in which case the final confirmation of Completion Net Worth shall, for the purposes of this agreement, be treated as issued five Business Days after the date upon which the decision shall have been given.

4.7                                Agreement is without prejudice to Purchaser’s rights.

Any agreement reached on the Completion Net Asset Statement or on Completion Net Worth shall be without prejudice to the Purchaser’s right to claim under this agreement or the Tax Deed or otherwise in respect of any matter.

Part 2

Proforma Completion Net Asset Statement

£
Tangible Fixed Assets:

e.g.
Short Leasehold

Fixtures (shop fittings)
Fixtures (other)
Plant owned
Plant (other)
Vehicles

Intangible Fixed Assets

Investments

Stock

Debtors

e.g.
Trade
Other
Prepayments

Cash

Creditors

e.g.
Trade
Inter-company balances
Taxation
Accruals & other creditors
Completion Net Worth

SCHEDULE 4

Warranties

In this schedule unless expressly provided to the contrary any reference to the Company shall, unless the context otherwise requires, include a reference to each Subsidiary such that each of the Warranties shall be deemed to be given by the Sellers mutatis mutandis in relation to each Subsidiary as well as the Company.

Part 1: General Warranties

1.                                       INFORMATION

All information contained in the recitals and in schedules 1, and 7 (Intellectual Property), and 8 (Properties) is true and accurate.

2.                                       THE SELLERS

2.1                                Power to contract

The Sellers and the Company have full power and authority to enter into and perform each of the Transaction Documents to which they are a party.

2.2                                Authorisations

The Sellers have obtained all applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower them to enter into and to perform their obligations under the Transaction Documents.

3.                                       THE COMPANY

3.1                                Duly constituted

The Company has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation.  The Company has the requisite corporate powers and authority to own its assets and to conduct the business being carried on by it.

3.2                                Memorandum and articles

The copies of the memorandum and articles of association of the Company which are attached to the Disclosure Letter are accurate, complete and up-to-date in all respects and have attached to them copies of all resolutions and agreements which are required to be so attached.  The Company has complied with its memorandum and articles of association in all material respects and none of the activities, agreements, commitments or rights of the Company is ultra vires or unauthorised.

3.3                                Statutory and other books and records

(a)                                 The register of members has been properly kept and is up to date, true and accurate and all other statutory registers of the Company have been properly kept and are up to date.

(b)                                The Company has not received any notice of any application or intended application under the Companies Acts for rectification of the Company’s register.

(c)                                 All annual or other returns in relation to the Company required to be filed with the Registrar of Companies have been duly and properly filed.

(d)                                 The Company has complied with all legal requirements relating to the issue of shares and other securities.

(e)                                  The Company has complied with the requirements of all other statutes, regulations or laws binding on it as to the keeping of records and filing of documents with any other agency or authority and the conduct of its business and affairs generally.

3.4                                No records outside Company’s control

The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access) are not under the exclusive ownership and direct, or indirect, control of the Company.

3.5                                All charges registered

All charges granted by the Company have where required by law been registered in accordance with CA85 or comply with all necessary formalities as to registration or otherwise in any foreign jurisdiction.

3.6                                The Subsidiaries

The Company has no subsidiary other than the Subsidiaries.  The Company has no subsidiary undertakings which are not also subsidiaries and no participating interest in any undertaking (as defined in s259 CA85) which is not also a subsidiary of the Company.

3.7                                Directors of the Company

The only directors of the Company are the persons listed as such in schedule 1 and so far as the Sellers (specifically excluding the Senior Management) are aware no person is a shadow director (within the meaning of s741 CA85) or an alternate or de facto director of the Company.

4.                                       SHARE CAPITAL

4.1                                Shares allotted and fully paid

(a)                                  All of the Shares are validly allotted and issued and fully paid or properly credited as fully paid.

(b)                                 All of the shares in the capital of each of the Subsidiaries are validly allotted and issued and fully paid or properly credited as fully paid.

4.2                                Freedom from Encumbrances

All unissued shares and any debentures or other securities of the Company are free from and unaffected by any Encumbrance.

4.3                                No options

There are in existence no rights to or options for the issue, allotment or transfer of any loan or share capital of the Company nor any rights to convert any loan or share capital into share capital or share capital of a different description.

4.4                                Repayment, redemption and capitalisation

The Company has not:

(a)                                  at any time repaid or redeemed or agreed to repay or redeem any shares of its capital or in any way effected any reduction of its issued share capital;

(b)                                 at any time purchased its own shares; or

(c)                                  on or after 6 April 1965 (or, if later, since the date of its incorporation), capitalised or agreed to capitalise by way of the issue and allotment of shares or loan capital, or by way of paying up amounts unpaid on any shares or loan capital, any profits or reserves of any nature or passed or agreed to pass any resolution to do so.

4.5                                Commissions

No person, other than professional advisers in respect of services rendered, is entitled to receive from the Company any fee, brokerage or commission in connection with the Transaction Documents or anything contained in them.

5.                                       CONNECTED BUSINESS

5.1                                No interest in other companies

The Company is not, and has not agreed to become, the holder or beneficial owner of any class of any shares, debentures or other securities of any company anywhere in the world save for the Subsidiaries.

5.2                                No shareholders’ agreement

The Company is not a party to any shareholders’ agreement or similar arrangement or agreement which purports to regulate, control or otherwise affect the voting or disposition of its shares.

5.3                                No branches outside jurisdiction of incorporation

Other than in relation to Subsidiaries incorporated outside the United Kingdom, no Subsidiary has any place of business or branch or permanent establishment or assets outside the United Kingdom.

5.4                                Sellers not interested in other related businesses

The Sellers are not at the date hereof either on their own account or in conjunction with or on behalf of any person, firm or company engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise in any business of a similar nature to or competitive with that carried on by the Company, or which has a close trading relationship with the Company.

5.5                                No management of other companies

Other than in relation to management of the Group, the Company does not take part in or control the management of any other company or business organisation.

6.                                       ACCOUNTING AND RECORDS

6.1                                 Accounting records

All the accounts, ledgers and other financial records of the Company required to be kept by law and Relevant Accounting Standards have been properly kept and all the records and books of the Company are in the possession of or under the control of the Company.

6.2                                 Accounting reference date

Under s224 CA85, the accounting reference date of the Company has been, during the last five years, the date specified in schedule 1.

6.3                                 The Last Accounts

The Last Accounts:

(a)                                 give a true and fair view of the state of affairs of the Company and the Group as at the Last Accounting Date and of their profits or losses for the Financial Year ended on the Last Accounting Date;

(b)                                disclose and make appropriate provision or reserve for actual liabilities;

(c)                                 disclose and make appropriate provision or reserve as the directors feel is relevant for (or note in accordance with all Relevant Accounting Standards), unquantified or disputed liabilities, capital commitments and deferred Tax;

(d)                                make provision or reserve for all Tax in respect of all accounting periods ended on or before the Last Accounting Date for which the Company and the Group was at that date liable including (without limitation) Tax:

(i)                                  on or in respect of or by reference to the profits, gains or income for any period ended on or before the Last Accounting Date;

(ii)                               in respect of any event on or before the Last Accounting Date or provided for in the Last Accounts; and

(iii)                            in respect of distributions declared, made or deemed to be made on or before the Last Accounting Date or provided for in the Last Accounts;

(e)                                 have been prepared in a manner consistent with that used in preparing the Accounts for each of the three Financial Years preceding the Financial Year ended on the Last Accounting Date.

6.4                                 Accounts

The Accounts for each of the three Financial Years ended on the Last Accounting Date:

(a)                                  comply with the requirements of CA85, and Relevant Accounting Standards and in all other material respects have been prepared in accordance with generally accepted accounting practices in the United Kingdom;

(b)                                 except as referred to or noted therein are not materially affected by any extraordinary, exceptional or non-recurring item, by inconsistencies of accounting practices, by material transactions entered into otherwise than on normal commercial terms or by any material factors rendering the profit or loss of the Company or the Group unusually high or low; and

(c)                                  were prepared under the historical cost convention and no changes in the bases or policies of accounting have been made to those Accounts.

6.5                                 Fixed assets

(a)                                  Valuation of fixed assets

In the Last Accounts, each of the fixed assets is included at a value no higher than its current market value and at a value which is net of depreciation at the rate applied in the preceding three Financial Years.

(b)                                 Depreciation of fixed assets

The rate of depreciation adopted in the Accounts for each of the three Financial Years ended on the Last Accounting Date is as specified in such Accounts.

6.6                                 Stocks and work-in-progress

(a)                                  Valuation of stocks

Any slow moving stock included in the Last Accounts has been written down appropriately and any redundant, deteriorated or obsolete stock has been wholly written off, and in no case did the value attributed to any stock included in the Last Accounts exceed the lower of cost and net realisable value as at the Last Accounting Date.

(b)                                 Consistency

The method of valuing stock and the basis of depreciation and amortisation adopted in the Last Accounts were the same as those adopted in the Accounts for each of the three Financial Years preceding the Financial Year ended on the Last Accounting Date.

6.7                                 Debts

(a)                                  Bad debt provisions and write-offs

The Last Accounts contain appropriate provision for doubtful debts, and all bad debts identified as such in the Last Accounts have been written off or recovered.

(b)                                 Debts since Last Accounting Date

(i)                                    Any debts arising since the Last Accounting Date and still outstanding at Completion (less the amount of any provision for doubtful debts made on the same basis as applied in the Last Accounts and Disclosed) will, so far as the Sellers are aware, be recoverable in full in the ordinary course of business.

(ii)                                 Since the Last Accounting Date, no credit notes have been issued to customers except in the normal course of business and/or in the interests of the goodwill of the Company.  The aggregate of all such credit notes issued by the Group as a whole since such date do not exceed £350,000.

6.8                                 Other transactions

There are:

(a)                                  no loans, guarantees, material undertakings, material commitments on capital account or unusual liabilities, actual or contingent, made, given, entered into or incurred by or on behalf of the Company except in the ordinary or normal course of business; and

(b)                                 no Encumbrances on the assets of the Company or any part thereof.

6.9                                 Management Accounts

The Management Accounts were prepared in accordance with the accounting policies of the Company and the Group utilised for the preparation of management accounts and in a manner consistent with that adopted in the preparation of its management accounts for all periods ended during the twelve months prior to the Last Accounting Date.

7.                                       POSITION SINCE LAST ACCOUNTING DATE

Since the Last Accounting Date:

7.1                                there has been no material adverse change in the financial or trading position of the Company and so far as the Sellers are aware no event, fact or matter has occurred which is likely to give rise to any such change, and there has been no damage, destruction or loss (whether or not covered by insurance) affecting the same;

7.2                                there has been no interruption or alteration in the nature, scope or manner of the Company’s business which business has been carried on in the ordinary and usual course of business so as to maintain it as a going concern;

7.3                                the Company has paid all its creditors in accordance with usual practice and no amounts are owed by the Company which are overdue for payment by more than such period as has been agreed with relevant creditors or is accepted as in the normal or ordinary course of business;

7.4                                no unusual trade discounts or other special terms have been incorporated into any contract entered into by the Company;

7.5                                other than in the ordinary and usual course of business the Company has not offered or granted any discounts, overrides, rebates, allowances and other similar arrangements to any customers;

7.6                                the Company has not repaid any borrowing or indebtedness in advance of its stated maturity nor has it become bound or liable to do so;

7.7                                the Company has not, except in the ordinary course of business, acquired, sold, transferred or otherwise disposed of any assets of whatsoever nature;

7.8                                the Company has not cancelled, waived, released, compromised, assigned or discontinued any rights, debts or claims other than in the normal course of business;

7.9                                other than the lease of any of the Properties, no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by the Company which is of a long term or unusual nature or which involved or could involve an obligation of a material nature or magnitude (a liability for expenditure in excess of £50,000 being regarded as material for this purpose);

7.10                        the Company has not engaged or dismissed any employee earning a rate or remuneration, including benefits and bonuses, in excess of £50,000 per annum and the Company is under no contractual or other obligation to change the terms of service of any director, executive or employee;

7.11                        no sum or benefit has been paid or granted or agreed to be paid or granted to any executive, director or employee of the Company by way of remuneration, bonus, incentive or otherwise in excess of the amounts paid or granted to them by the Company at the Last Accounting Date so as to increase their total emoluments;

7.12                        (except for any dividends provided for in the Last Accounts) no dividends, bonuses or other distributions have been declared, paid or made by the Company;

7.13                        no share or loan capital of the Company has been allotted or issued or agreed to be allotted or issued nor has any option or right thereover been granted;

7.14                        the Company has not undergone any capital reorganisation or change in its capital structure;

7.15                        no resolution of the members of the Company has been passed (whether in general meeting or otherwise);

7.16                        all transactions between the Company and the Sellers have been on arm’s length terms;

7.17                        there has been no unusual increase or decrease in the level of the stock of the Company nor has the Company written up any fixed assets or stocks;

7.18                        there has been no material increase or decrease in the levels of debtors or creditors or in the average collection or payment periods for the debtors and creditors respectively;there has been no material reduction in the cash balances of the Company from those set out in the Last Accounts; there have been no capital injections from or forgiveness of debt by the Sellers; and

7.21                        the Company has not paid or incurred or received any intra group management charges or paid or received any intra group interest charges.

8.                                      FINANCIAL MATTERS

8.1                                All dividends lawful

All dividends and distributions declared, made or paid by the Company at any time were, when declared, made or paid, in accordance with the requirements of general law and the  then applicable articles of association of the Company.

8.2                                 Borrowing

(a)                                  Banking and other facilities

Full details of and copies of all relevant documentation relating to the Indebtedness of the Company in respect of facilities obtained from the Governor and Company of the Bank of Scotland are contained in the Disclosure Letter.

(b)                                 Borrowing within limits

The aggregate Indebtedness of the Company does not exceed any maximum stipulated in any debenture, charge or other document binding on the Company.

(c)                                  No factoring, etc

The Company has not factored any debts, or engaged in any financing arrangements or arrangements having the commercial effect of borrowing, not shown in the Last Accounts.

(d)                                 Debts owed to the Company

There are no debts owing to the Company other than third party trade debts incurred in the ordinary and usual course of business which trade debts do not exceed £5,500,000 in aggregate for the Group as a whole (and none of which, exceeds £100,000).

8.3                                 No early repayment of Indebtedness

(a)                                  The Company has received no notice from any person of an intention to require repayment of any Indebtedness before the stated date of its maturity or to enforce any security given in relation to such Indebtedness and the Sellers are aware of no circumstances which will or might give rise to such a notice or of any contravention of or default in any of the terms of any such Indebtedness.

(b)                                 So far as the Sellers are aware, there has not occurred any event of default or any other event or circumstance which would entitle any person to call for early repayment under any agreement relating to any Indebtedness or to enforce any security given by the Company (or, in either case, any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

8.4                                 Indebtedness arrangements not affected by sale of the Shares

The Sellers have no knowledge or belief (specifically excluding any requirement to consult with Senior Management) that any of the Indebtedness arrangements to which the Company is a party will be terminated or adversely affected as a result of the provisions of this agreement and the sale and purchase of the Shares under this agreement.

8.5                                 No liability to affiliates or employees

There is no outstanding Indebtedness or liability (actual or contingent) between the Company and the Sellers or between the Company and any directors, officers or employees of the Company or the Sellers (save for accrued salary and properly due expenses) or any relatives or controlled companies of any such persons and no security for any such Indebtedness or liability has been given and remains outstanding.

8.6                                 Grants

No act or transaction has been effected or agreed to be effected by the Company or the Sellers including the sale of the Shares in consequence of which so far as the Sellers are aware:

(a)                                  the Company is or may be liable to refund or repay the whole or part of any investment or other grant, subsidy or allowance; or

(b)                                 any such grant, subsidy or allowance  for which application has been made by the Company will or may not be paid or will or may be reduced.

8.7                                 No guarantees, etc.

There is not outstanding any agreement or arrangement which establishes any guarantee, indemnity, suretyship, form of comfort or support (whether or not legally binding):

(a)                                  given by the Company in respect of the obligations or solvency of any third party;

(b)                                 given by any third party (other than a member of the Group) in respect of the obligations or solvency of the Company; or

(c)                                  given by the Sellers in respect of any liability of the Company.

8.8                                 Working capital sufficient for purpose

Subject to the Purchaser paying £2,000,000 to the Bank of Scotland on Completion, the Sellers are not aware of any current circumstances which would mean that the Company would not have sufficient working capital available to it to enable it to continue to carry on its business in the form and at the level of turnover consistent with the previous 12 month period and for the purpose of performing in accordance with their terms all orders and projects received at present and discharging all liabilities and other obligations of which they are currently aware which ought properly to be discharged during the period of three months after Completion.

9.                                       CONTRACTUAL MATTERS

9.1                                 Effect of executing this agreement

So far as the Sellers are aware, the execution of and compliance with the terms of this agreement will not:

(a)                                  conflict with or result in a breach of the terms of any subsisting agreement, arrangement or instrument binding on the Company;

(b)                                 cause the Company to lose the benefit of any right, licence or privilege it enjoys at present;

(c)                                  relieve any person of any obligation to the Company (whether contractual or otherwise) or enable any person to determine such obligation or any right or benefit enjoyed by the Company or to exercise any right under an agreement with the Company;

(d)                                 result in any liability of the Company being created or increased.

9.2                                 Relationships With Suppliers, Distributors and Customers

No material Supplier or Distributor has advised the Company of any dissatisfaction with its relationship with the Company or any of its directors or employees, except for such dissatisfaction which, in relation to an individual matter would involve a potential direct Loss not to exceed £10,000, or in the aggregate (for all Suppliers, Distributors and Customers) involves potential direct Losses not to exceed £100,000.

All sales data, whether provided in the Managements Accounts or otherwise, are based upon sales conducted strictly in accordance with the product manufacturers’ rules and regulations for sale of its products (which are regularly enforced by that manufacturer)

9.3                                 Characteristics of contracts

There is not outstanding any contract, liability or arrangement to which the Company is a party and by which it is legally bound which:

(a)                                  is outside the ordinary course of business of the Company;

(b)                                 is of a long-term nature (that is to say, unlikely to be fully performed within six months of it being entered into);

(c)                                  upon completion by the Company of its work or the performance of its other obligations under it, so far as the Sellers are aware is likely to result in a loss for the

Company which is not fully provided for in the Last Accounts or which either is not expected to make a normal profit margin or involves an abnormal degree of risk;

(d)                                 requires the Company to give more than 60 days’ notice to effect its termination;

(e)                                  is of an onerous nature or cannot be duly observed and performed by the Company without an unusual commitment of money or resources in the context of the business of the Company;

(f)                                    involves any payments to be made by the Company by reference to fluctuations in the Retail Prices Index or any other variable index;

(g)                                 requires or involves or is likely to require or involve expenditure by the Company of in excess of £50,000;

(h)                                 is otherwise than by way of a bargain at arm’s length;

(i)                                     is one pursuant to which the Company has sold or otherwise disposed of any company or business in circumstances such that it remains subject to any liability (whether contingent or otherwise) which is not fully provided for in the Last Accounts;

(j)                                     is a currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other exchange or rate protection transaction or combination thereof or any option with respect to any such transaction or any other similar transaction to which the Company is a party;

(k)                                  so far as the Sellers are aware restricts the Company’s freedom of action in relation to its normal business activities;

(l)                                     otherwise than in the ordinary course of business is one under which the Company is liable to maintain, repair, service or replace any goods supplied by it;

(m)                               requires the supply of goods and/or services by or to the Company, the aggregate value of which exceeds five per cent of the total value of all supplies of goods and/or services made to or by the Company in its last completed Financial Year;

(n)                                 is a bid, tender, proposal or offer which, if accepted, would result in the Company becoming a party to any agreement or arrangement, otherwise than in the ordinary course of business, of a kind described in any of paragraphs 9.3(a) to 9.3(m) above.

9.4                                 Compliance with contractual terms

With respect to each contract, liability or arrangement to which the Company is a party and by which it is legally bound:

(a)                                  the Company has duly performed and complied in all material respects with each of its obligations thereunder;

(b)                                 there has been no material delay, negligence or other default on the part of the Company and so far as the Sellers are aware no event has occurred which, with the giving of notice or passage of time, may constitute a default thereunder;

(c)                                  so far as the Sellers are aware there are no grounds for rescission, avoidance, repudiation or termination and the Company has not received any notice of termination; and

(d)                                 so far as the Sellers are aware, none of the other parties thereto is in default or is likely to become in default thereunder.

9.5                                 Contracts - connected persons

(a)                                  There is not outstanding and there has not at any time been outstanding any agreement, arrangement or understanding (whether legally enforceable or not) to which the Company is a party and in which:

(i)                                     any director or former director of the Company or any connected person is or has been interested, whether directly or indirectly; or

(ii)                                  any of the Sellers are interested.

(b)                                 The Company is not a party to, nor have its profits or financial position in each of the three Financial Years ended on the Last Accounting Date been affected by, any agreement or arrangement which is not entirely of an arm’s length nature.

(c)                                  The Company does not:

(i)                                    receive any supply of goods or services from the Sellers; or

(ii)                                 depend in any material respect upon the use of assets owned by, or facilities or services provided by, the Sellers,

the cessation of which would adversely affect the Company or the replacement of which would require effort or expenditure by the Company.

9.6                                 Agency, distribution, etc.

The Company is not:

(a)                                  other than the Hair and Beauty Supply Association, a member of, or party to, any association, partnership, joint venture, consortium, profit or loss sharing arrangement or agency, licensing, marketing, distributorship, purchasing or manufacturing agreement or arrangement; or

(b)                                 a party to any arrangement or agreement pursuant to which the Company’s freedom to purchase and supply goods and services from and to any person and to carry on its business in any part of the world is in any way affected or restricted in a manner which disadvantages the Company.

9.7                                 Competition and fair trading

(a)                                  So far as the Sellers are aware, the Company is not party to (or concerned in) any agreement, arrangement, concerted practice or course of conduct which:

(i)                                     was registerable under the provisions of the Restrictive Trade Practices Act 1976 (as amended);

(ii)                                  contravened the provisions of the Resale Prices Act 1976;

(iii)                               infringes Article 81 and/or Article 82 of the EC Treaty (formerly the EEC Treaty or the Treaty of Rome);

(iv)                              infringes Article 53 and/or Article 54 of the Agreement on the European Economic Area;

(v)                                 falls within the prohibitions contained in Chapter I or Chapter II of the Competition Act 1998; or

(vi)                             otherwise infringes the competition legislation or practice of any other jurisdiction outside the United Kingdom.

(b)                                 The Company has not received any process, notice or other formal written communication or, so far as the Sellers are aware, any informal communication by or on behalf of the Office of Fair Trading (whether under the Fair Trading Act 1973, the Competition Act 1980, the Competition Act 1998, the Enterprise Act 2002 or otherwise), the Competition Commission, the Secretary of State for Trade and Industry, the European Commission, the Serious Fraud Office or any other authority having jurisdiction in competition matters in relation to any aspect of the business of the Company or any agreement, arrangement, concerted practice or course of conduct to which the Company is, or is alleged to be, a party.

(c)                                  So far as the Sellers are aware, the Company is not involved in any practice or agreement as a result of which the Sellers believe it is likely to receive any such process, notice or communication as is referred to in paragraph 9.8(b).

(d)                                 The Company is not subject to any order, judgement, decision or direction given by any court or governmental or regulatory authority, or party to any undertaking or assurance given to any such court or authority, in relation to competition matters which is still in force.

9.8                                 Vulnerable antecedent transactions

The Company has not so far as the Sellers are aware:

(a)                                  entered into any transaction at an undervalue (within the meaning of s238 or s339 or s423 Insolvency Act 1986) with any other person;

(b)                                 been given any preference (within the meaning of s239 or s340 Insolvency Act 1986) by any other person; or

(c)                                  entered into any other transaction which is void or voidable (whether in whole or in part) or received any benefit or acquired any asset which is or may be liable to be returned or repaid (whether in whole or in part).

9.9                                 Payments/political donations

No act or transaction has been effected by or on behalf of the Company involving the making or authorising of any payment, or the giving of anything of value, to any government official, political party, party official or candidate for political office for the purpose of influencing the recipient in his or its official capacity in order to obtain business, retain business or direct business to the Company or any other person or firm.

10.                                ASSETS

10.1                          Title to assets

All of the assets owned by the Company are the sole, absolute property of the Company and other than those mortgages or charges referred to in Part 1 of the Schedule there is not now outstanding any Encumbrance over the whole or any part of the undertaking, property or assets of the Company and none of the assets now owned or used by the Company is the subject of any Encumbrance or any hire purchase, leasing, lease, purchase or credit sale agreement.

10.2                          Possession and third party facilities

(a)                                  All of the assets owned by the Company, or in respect of which the Company has a right of use, are in the possession or under the control of the Company.

(b)                                 Where any assets are used but not owned by the Company or any facilities or services are provided to the Company by any third party, so far as the Sellers are aware there has not occurred any event of default or any other event or circumstance which may entitle any third party to terminate any agreement or licence in respect of the provision of such facilities or services (or any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

10.3                          Adequacy of asset

So far as the Sellers are aware, the assets of the Group and the facilities and services to which the Group has a contractual right include all rights, properties, assets, facilities and services necessary for the carrying on of the business of the Group in the manner in which it is currently carried on.

10.4                          Condition of plant

All material items of plant, machinery, equipment and vehicles used by the Company in the conduct of its business:

(a)                                  are in a safe state of repair and condition, commensurate with age and, to the extent required by their manufacturers, have been regularly and properly maintained in accordance with the appropriate technical specifications, safety regulations and the terms and conditions of any applicable agreement;

(b)                                 are capable of performing the function for which they are currently used;

(c)                                  are not dangerous or obsolete.

10.5                          No disposal or acquisition of plant

Of the plant, machinery, equipment and vehicles included in the Last Accounts or acquired by the Company since the Last Accounting Date:

(a)                                  none has been sold or disposed of other than on open market arm’s length terms or in accordance with any previously agreed arrangement as to the value or price; and

(b)                                 none was, or has been, agreed to be acquired at a price in excess of market value at the time of acquisition unless in accordance with any previously agreed arrangement as to the value or price.

10.6                          Plant registers

The plant registers of the Company comprise a record of all plant, machinery, equipment and vehicles owned or possessed by the Company.

10.7                          Stock

The stock now held by the Company is adequate in relation to the current trading requirements of the Company.  None of that stock is obsolete, unusable, unmarketable or inappropriate in relation to the current business of the Company (except in circumstances where its value has been appropriately written down in the books of the Company) and (otherwise than in such circumstances) is capable of being sold or used by the Company in the ordinary course of its business.

11.                                LITIGATION

11.1                          No litigation

The Company is not engaged, either on its own account or vicariously, in any suit, action, litigation, arbitration or tribunal proceedings or any governmental investigations.  In addition so far as the Sellers are aware, no such suit, action, litigation, arbitration or tribunal proceedings or governmental investigations is pending or threatened, by or against the Company, nor are the Sellers aware of any circumstances likely to lead to any such suit, action, litigation, arbitration or tribunal proceeding or governmental investigations.

11.2                          No defective products

So far as the Sellers are aware, the Company has not actually manufactured, sold or supplied any product or service which is or was or will become in any respect faulty, defective, or dangerous or which does not actually comply in any respect with any warranties or representations expressly or impliedly made by the Company or with all applicable laws, regulations, standards and requirements and all such products or services are covered by product liability insurance.

12.                                INSOLVENCY ETC.

12.1                          Company not insolvent

The Company has not stopped payment, nor is it insolvent or deemed unable to pay its debts within the meaning of s123 Insolvency Act 1986.

12.2                          No winding up

No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Company or for the appointment of any provisional liquidator.  So far as the Sellers are aware, no petition has been presented for an administration order to be made in relation to the Company, and no administrator or receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the Company.

12.3                          No composition, etc.

No composition in satisfaction of the debts of the Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved by the Company or the Sellers.

12.4                          No distress, etc.

No distress, distraint, charging order, garnishee order, execution or other process has been levied or so far as the Sellers are aware, applied for in respect of the whole or any part of any of the property, assets and/or undertaking of the Company.

12.5                          No disqualification

No person who now is, or who at any time within the last three years was, a director or officer of the Company is, or at any material time was, subject to any disqualification order under CA85, the Insolvency Act 1986 or the Company Directors Disqualification Act 1986.

12.6                          Analogous events

So far as the Sellers are aware, no events or circumstances analogous to any of those referred to in the preceding paragraphs 12.1 to 12.5 have occurred in relation to the Company in any jurisdiction outside England and Wales.

12.7                          No circumstances likely to give rise to breach

So far as the Sellers are aware, no circumstances exist which are likely to give rise to the occurrence of any events or circumstances described in the preceding paragraphs 12.1 to 12.6.

13.                                POWERS OF ATTORNEY

The Company has given no powers of attorney and no other authority express, implied or ostensible which is still outstanding or effective to any person to enter into any contract or commitment to do anything on its behalf other than the authority of employees to enter into routine trading contracts in the normal course of their duties.

14.                                REGULATORY MATTERS

14.1                          Licences

(a)                                  So far as the Sellers are aware, the Company has obtained all licences, permissions, authorisations and consents required for carrying on its business effectively in the places and in the manner in which such business is now carried on.

(b)                                 The licences, permissions, authorisations and consents which, so far as the Sellers are aware are required, referred to in paragraph 14.1(a) are in full force and effect.

(c)                                  So far as the Sellers are aware, there are no circumstances which indicate that any of the licences, permissions, authorisations or consents referred to in paragraph 14.1(a) will or are likely to be suspended, cancelled or revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the acquisition of the Shares by the Purchaser or otherwise).

14.2                          Compliance with laws

(a)                                  The Company has conducted its business and corporate affairs in accordance with its memorandum and articles of association.

(b)                                 The Company is not in breach of any order, decree or judgement of any court or any governmental or regulatory authority (whether of the United Kingdom or any other jurisdiction).

(c)                                  Neither the Company nor any of its officers, nor, so far as the Sellers are aware any of its agents or employees has done or omitted to do any act or thing, the commission or omission of which is a contravention of any law or regulation (whether of the United Kingdom or any other jurisdiction).

(d)                                 So far as the Sellers are aware, no commissions, discounts, rebates or other inducements, whether of cash or in kind, have been given by the Company or its officers or employees where the same are capable of forming the basis of criminal prosecution of, or civil action against, the Company or any of its officers or employees.

15.                                INSURANCE

15.1                          All assets of the Company of an insurable nature have at all times been and are insured in amounts to the full replacement value thereof against such risks as are in accordance with good commercial practice normally insured against.  The Company has at all times been adequately covered against accident, third party, public liability, product liability and other risks normally covered by insurance and nothing has been done or omitted to be done by or on behalf of the Company which would make any policy of insurance void or voidable or enable the insurers to avoid the same and there is no claim outstanding under any such policy and the Sellers are not aware of any circumstances likely to give rise to such a claim.

15.2                          All information furnished in obtaining or renewing the Insurance Policies was correct full and accurate when given and any change in that information required to be given was correctly given.  So far as the Sellers are aware, the Company is not in default under any of those policies, which are in full force and effect.

15.3                          There is set out in the Disclosure Letter a summary of the Insurance Policies (including details of the annual premiums for such policies).

15.4                          The Company has not suffered any uninsured losses nor waived any rights of material or substantial value or allowed any insurances to lapse.

15.5                          A record of insurance claims of the Company for the last three years is set out in the Disclosure Letter.

Part 2: Employment Warranties

1.                                       INTERPRETATION

In this part 2 of schedule 4, the following words and expressions shall have the following meanings:

“Employees” means those persons employed by the Company;

“Employment Law” means all and any laws, common law, statutes, directives, regulations, notices, codes of practice or guidance notes requiring mandatory adherence, judgments, decrees or orders, whether of the European Community or the United Kingdom or any other relevant jurisdiction, relating to or connected with the employment of employees and workers and/or their health and safety at work;

2.                                       TRADE UNION RECOGNITION

The Company does not recognise any trade union or other body representing its employees (or any of them) for the purpose of collective bargaining or other negotiating purposes, nor has the Company done any act which might be construed as recognition or received any formal request for recognition of any such body and, so far as the Sellers are aware, no such request is pending.

3.                                       DISPUTES

No dispute, strike or other industrial action exists or, so far as the Sellers are aware, is threatened between the Company and a significant number or category of its employees or a trade union representing such employees, and no such dispute, strike or other industrial action has occurred in the last 12 months.

4.                                       BREACHES OF APPLICABLE LAW

The Company has not breached any obligations imposed on it by any relevant statutes, regulations, instruments, collective agreements, recognition agreements and contractual obligations applying to the jurisdiction in which such entity is incorporated or carries on business which are owed to or in respect of its Employees.  There are no current, and so far as the Sellers are aware there are no pending or threatened, claims of any type against the Company by any existing or former employees or directors of such entities or by any existing or former consultants to them.

5.                                       SERVICE CONTRACTS

There are no existing service or other agreements or contracts between the Company and any of their directors or executives or employees which cannot be lawfully terminated by three calendar months’ notice or less without giving rise to any claim for damages, reinstatement or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal or, in either case, the equivalent in any relevant jurisdiction), and the Company has complied with all its obligations under all legislation, regulations and other requirements having the force of law (including, without limitation, codes, orders and awards requiring mandatory adherence) in connection with its employees, directors and consultants and any trade unions and employees’ representatives and with all collective agreements.

6.                                       INFORMATION

The Disclosure Letter contains:

(a)                                  the names and dates of birth and commencement of employment or engagement of all persons who will at the Completion Date be Employees or directors of, the Company;

(b)                                 details of all remuneration and emoluments (including whether or not they are entitled to receive or participate in any bonus or commission scheme and the amount of any bonus and commission that was paid to the relevant Employee in the 12 months before the Completion Date but excluding the specific entitlement that is payable to the Employee after the Completion Date) payable and any other benefits (including, for the avoidance of doubt, permanent health insurance) provided or which the Company is bound to provide (whether now or in the future) to all such persons mentioned in paragraph 6.1(a) together with the terms on which such remuneration emoluments and benefits are payable; and

(c)                                  Sample contracts or terms and conditions of employments which include details of other material terms and conditions of employment or engagement of such persons,

all of which information is true and complete.

7.                                       VARIATION OF TERMS OF EMPLOYMENT

7.1                                 The Company is not involved in negotiations (whether with employees or any trade union or other employees’ representatives) to vary the terms and conditions of employment or engagement of any of its Employees, directors or consultants, nor has it made any representations, promises, offers or proposals to any of its Employees, directors or consultants or to any trade union or other employees’ representatives concerning or affecting the terms and conditions of employment or engagement of any of its employees, directors or consultants.

7.2                                 During the last 12 months the Company has not implemented or effected any variations or improvements in the terms and conditions of employment or engagement of any of its employees, directors or consultants including, without limitation, any variation or improvement to their salary or benefits.

7.3                                 During the last two years the Company has not dismissed any Employee with a salary of in excess of £30,000 and the Company is under no contractual or other obligation to change the terms of service of any director, executive or Employee.

8.                                       INCENTIVE SCHEMES

The Company has not introduced, nor is it proposing to introduce, any share incentive scheme, share option scheme or profit sharing, bonus, commission or other such incentive scheme for any of its directors or Employees.

9.                                       RESIGNATIONS

9.1                                 No employee or director of the Company earning in excess of £40,000 per annum has resigned in the last 12 months.

9.2                                 The Company has not received any notice of resignation from any director or Employee earning in excess of £20,000 per annum that has not expired.

10.                                 BENEFITS

Up to the end of the month preceding the month in which this agreement has been signed, the Company has discharged its obligations in full in relation to salary, wages, fees, commission,

bonuses, overtime pay, holiday pay, sick pay and all other benefits and emoluments relating to its Employees, directors and consultants in respect of all prior periods.

11.                                 INDUSTRIAL DISPUTES

There is no existing, and so far as the Sellers are aware, there is no threatened or pending, industrial or trade dispute involving the Company and any of its Employees and there are no facts known to the Sellers which might indicate that there may be any such dispute (including, without limitation, the sale of the Shares pursuant to this agreement). There are no agreements or arrangements (whether oral or in writing or existing by reason of custom and practice and whether or not legally binding) between the Company and any trade union or other employees’ representatives or organisation concerning or affecting the Company’s Employees.

12.                                 REDUNDANCIES

The Company has neither given notice of any redundancies to the Secretary of State or other appropriate body in any other jurisdiction nor started consultations with any independent trade union or employees’ representatives, in each case within the last 12 months in relation to any of the Company’s employees.  So far as the Sellers are reasonably aware, no circumstances have arisen under which the Company is likely to be required to pay damages for wrongful dismissal or breach of contract, to make any contractual or statutory redundancy payment or make or pay any compensation in respect of unfair dismissal, to make any other payment under any Employment Law or to reinstate or re-engage any former employee of the Company.

13.                                 REDUNDANCY PAYMENTS

The Company has not adopted, whether informally or formally and whether in writing or otherwise, any policy or practice of making redundancy payments in excess of statutory minima nor has it historically made any such redundancy payments.

14.                                 IMPLEMENTATION OF REDUNDANCIES

The Company does not have, either formally or informally and whether or not reduced to writing, any custom or practice of implementing redundancies on a selective basis in accordance with specific procedures, criteria or formulae.

15.                                 CLAIMS

So far as the Sellers are aware, no circumstances have arisen or exist under which the Company may be required to pay damages or compensation, or suffer any penalty or be required to take corrective action or be subject to any form of sanction under Employment Law.  There are no current, and so far as the Sellers are aware, there are no pending or threatened, claims of any type against the Company by any existing or former employees or directors of the Company or by any existing or former consultants to the Company.

16.                                 TRANSFER OF EMPLOYMENT

16.1                          The Employees are the only individuals employed by the Company.

16.2                          So far as the Sellers are aware, no employee of the Sellers shall transfer into the employment of the Company by operation of law by reason of his providing services to the Company or by his working in conjunction or in association with the Company’s employees or businesses.

17.                                 GRIEVANCE PROCEDURES

No Employee has instituted any internal grievance procedure, corporate information disclosure procedure or malpractice notification procedure nor has any Employee earning more than £30,000 been the subject of disciplinary proceedings in the last 12 months by reason of misconduct or suspected misconduct.

18.                                 EFFECT OF COMPLETION

Completion will not give rise to the payment by the Company of any remuneration, payments or benefits or any enhancements or accelerations thereof to any Employee whether in accordance with the standard terms and conditions of employment of such Employee or otherwise.

19.                                 DISCRIMINATORY PRACTICES

Neither the Company nor, so far as the Sellers are aware, any member of its Senior Management operates any practice or policies which are discriminatory on the grounds of sex, age, religion or belief, marital status, race, national origin, colour, sexual orientation or disability or on the grounds that any Employee is a part time worker or works under a fixed term contract of employment.

Part 3: Environmental Warranties

1.                                       DEFINITIONS

In this part 3 of schedule 4, the following words and expressions shall have the following meanings:

“Competent Authority” means any legal person or body with judicial, administrative or regulatory sanctions or otherwise acting under Environmental Laws;

“Environment” means any and all organisms (including man), ecosystems, property and the following media:

(1)                                  air (including the air within buildings and the air within other natural or man-made structures, whether above or below ground);

(2)                                  water (including water under or within land or in drains or sewers and coastal and in-land waters); and

(3)                                  land (including land under water);

“Environmental Agreements” means any and all leases or licences or other agreements (including property leases) which are binding on the Company but only to the extent that they relate, either wholly or in part, to the presence of Hazardous Matter and/or the prevention of Harm;

“Environmental Laws” means any and all laws, whether civil, criminal or administrative applicable to the Company, the Properties and/or the Former Properties and/or the conduct of the business of the Company and which have as a purpose or effect the prevention of Harm and/or the provision of remedies in respect of Harm, including statutes and subordinate legislation, regulations, orders and ordinances, Permits, Environmental Agreements, common law, local laws and by-laws and judgments, notices, orders, directions, instructions or awards of any Competent Authority;

“Former Properties” means all land and premises used by the Company or under the past ownership, occupation or control of the Company, in either case within the previous ten years only, and shall exclude the Properties;

“Harm” means harm or damage to, or other interference with, the Environment and includes any detrimental effects on the health of living organisms or other interference with the ecosystems of which they form part and, in the case of humans, includes offence caused to any of their senses or harm or damage to their property;

“Hazardous Matter” means any substance, material, liquid, solid, gas or other matter of whatsoever nature, which is capable of causing Harm or is regulated under Environmental Laws;

“Permits” means any and all licences, consents, permits, registrations, filings, exemptions, approvals, authorisations or the like, made or issued pursuant to or under, or required by, Environmental Laws for the lawful carrying on of the business of the Company and/or the lawful use or occupation of the Properties; and

2.                                       COMPLIANCE WITH ENVIRONMENTAL LAWS

The Company is currently fully complying with all applicable Environmental Laws and has at all times fully complied with all applicable Environmental Laws.

3.                                       HAZARDOUS MATTER

No Hazardous Matter is or has been generated, used, kept, treated, transported (including transportation in pipes and pipe works), spilled, deposited, disposed of, discharged, emitted or otherwise dealt with or managed at, on, under or from any Properties or Former Properties during the Company’s relevant period of occupation thereof in a manner which has been in breach of Environmental Laws or has caused Harm or has the potential to cause Harm.

4.                                       ENVIRONMENTAL STATES OF AFFAIRS

So far as the Sellers are aware, there are no current activities, practices, incidents or actions at, in, under or about the Properties or the Former Properties or in or about the conduct of the business of the Company which may give rise to liability under Environmental Laws.

5.                                       STORAGE TANKS

As far as the Sellers are aware, no storage tanks of any kind, including related pipe work likely to cause Harm, are currently or have been located at any time on or under any Properties or any Former Properties.

6.                                       ENVIRONMENTAL REPORTS

So far as the Sellers are aware, the Company does not hold or control, nor has it held, any documentation relating to compliance or non-compliance with Environmental Laws, the state and condition of the Environment at or about the Properties and/or Former Properties and/or the presence of Hazardous Matter at or about the Properties and/or Former Properties.

7.                                       HEALTH AND SAFETY

7.1                                 So far as the Sellers are aware, the business of the Company has at all times been conducted in materially full compliance with all applicable legislation concerning health and safety matters and all and any regulations or orders made or issued under any such legislation and any relevant codes of practice, guidance notes and the like issued by government agencies that have the force of law (the “Health and Safety Legislation”).

7.2                                 All licences, consents, permits, registrations, filings, exemptions, approvals, authorisations or the like made or issued pursuant to or under, and required by, Health and Safety Legislation for the lawful carrying on of the business of the Company and/or the lawful use or occupation of the Properties (the “Health and Safety Permits”) have been obtained (copies of which are set out in the Disclosure Letter) and are in full force and effect and the terms and conditions have been complied with at all times.  So far as the Sellers are aware, no circumstances exist which would prevent or delay the transfer of relevant Health and Safety Permits (if required, but only if required by law for the operation of the Company’s business) to the Purchaser.

7.3                                 So far as the Sellers are aware, there are no events, states of affairs, conditions, circumstances, activities, practices, incidents or actions which have occurred and have not been remedied or are occurring or are in existence in connection with the conduct of the business of the Company or use of the Properties which are liable to give rise to liability under Health and Safety Legislation.

7.4                                 No material work, repairs, construction, remedial action or expenditure is required in relation to Health and Safety Legislation in order to carry on lawfully the business of the Company at the Properties or to continue to use the Properties.

7.5                                 At no time have the Sellers and/or the Company had knowledge of and/or received any notice, claim, demand or other communication alleging any contravention of or actual or potential liability under Health and Safety Legislation.

7.6                                 The Company has appointed relevant individuals to be responsible for compliance with Health and Safety Legislation and has in place and documented appropriate management systems and training programmes to ensure compliance with Health and Safety Legislation.

Part 4: IP & IT Warranties

1.                                       DEFINITIONS

In this part 4 of schedule 4, the following words and expression shall have the following meanings:

“Company Systems” means the computer and data processing systems and information and communications technologies used in or for the business of the Company including hardware, Software (whether proprietary or third party owned), networks, data storage devices, printers, VDU’s, firmware, dedicated power supplies, cabling, peripherals and associated documentation;

“Licences In” means the licences of Intellectual Property which have been granted to the Company;

“Licences Out” means the licences of Intellectual Property which have been granted by the Company to third parties;

“Registered Intellectual Property” means those Intellectual Property rights which have been or are in the process of being registered with any national or international registry, (including all renewals, extensions and applications for registration) and which are owned by the Company; and

“Software” means any and all forms of computer program, including, without limitation, applications and operating systems and in each case whether in source, object or machine-readable form.

2.                                       INTELLECTUAL PROPERTY

2.1                                General

Schedule 7 contains a complete and accurate list of all:

(a)                                  Registered Intellectual Property; and

(b)                                 material Licences In and Licences Out other than “shrink wrap” software rights;

2.2                                Registered Intellectual Property

(a)                                  All fees relating to the Registered Intellectual Property have been paid in full.

(b)                                 All the Registered Intellectual Property is legally and beneficially owned by the Company and is free from Encumbrances.

(c)                                  The material particulars as to registration of (and applications to register) the Registered Intellectual Property (including priority and renewal dates) are set out in schedule 7 and the Company is the sole registered proprietor of the Registered Intellectual Property.

(d)                                 The Company has received no written notification challenging the validity or subsistence of the Registered Intellectual Property, nor the right, title and interest of the Company in the Registered Intellectual Property.  The Registered Intellectual Property is not now the subject of any current challenge, claim or proceedings (including for opposition, cancellation, revocation or rectification) nor has it been in the last 3 years.  So far as the Sellers are aware there are no facts or matters which might give rise to any such challenge, claim or proceedings.

2.3                                Rights to use

(a)                                  The Intellectual Property owned by the Company is not the subject of any material Licences Out except as set out in schedule 7.

(b)                                 The Company owns or has authority to use all the Intellectual Property it requires to carry on its business as at Completion as such business has been carried on during the last 2 years and such rights and the ability of the Company to use such rights will not be affected by the acquisition of the Shares by the Purchaser.

(c)                                  Any person commissioned by the Company who, either alone or with others, creates, develops, invents or has created, developed or invented, Intellectual Property for the Company, entered into a written agreement with the Company which obliges them to disclose and to assign such Intellectual Property to the Company.

2.4                                Infringement

(a)                                  No written claim has been received by the Company from a third party which alleges that the operations of the Company infringe or misuse or are likely to infringe or misuse the Intellectual Property of a third party or which otherwise disputes the right of the Company to use the Intellectual Property owned or used by it.  So far as the Sellers are aware, no circumstances exist which are likely to give rise to such a claim.

(b)                                 No claim has been made by the Company which alleges that a third party is infringing or misusing or is likely to infringe or misuse the Intellectual Property owned or used by the Company.   So far as the Sellers are aware, no circumstances exist which are likely to give rise to such a claim.

(c)                                  So far as the Sellers are aware, the Company is not engaged in any activities which involve the misuse of any Confidential Information belonging to any third party, nor so far as the Sellers are aware, does the Company otherwise have in its possession or control any such Confidential Information without licence or authority of the relevant owner.

2.5                                Licences

So far as the Sellers are aware, the Licences In and Licences Out are binding and in force, and none of the parties to the Licences In and the Licences Out is in default, all royalties and other payments have been paid when due and so far as the Sellers are aware there are no grounds on which they might be lawfully terminated.  No disputes have arisen, or, so far as the Sellers are aware, are foreseeable in connection with them.

3.                                      CONFIDENTIAL INFORMATION

The Company has not disclosed to any person any of its Confidential Information except where such disclosure was properly made in the normal course of business of the Company or was made subject to an agreement under which the recipient is obliged to maintain its confidentiality or restricted from using it other than for the purposes for which it was disclosed by the Company.

4.                                      INFORMATION TECHNOLOGY

4.1                                The Company Systems are either owned by, or properly licensed or leased to the Company and there are no circumstances in which the ownership, benefit, or right to use the Company Systems may be lost by virtue of the acquisition of the Shares.  The Company Systems are covered under current maintenance and support agreements, complete and accurate copies of which are Disclosed.

4.2                                The Company has taken reasonable steps to ensure that the Software used by the Company in the carrying on of its business is free of any virus and, so far as the Sellers are aware, there are no grounds for believing that any virus has infected the Software.

4.3                                There have been no material failures or breakdowns of any of the Company Systems, or corruption of any data, in the last 18 months.  For the purposes of this paragraph 4.3, “material” means any failure or breakdown which has caused loss to the Company of its business, customers or contracts which has resulted in a financial impact on the Company of £50,000 or more.

4.4                                The Company has in place a fully documented disaster recovery plan in respect of damage to or destruction of some or all of the Company Systems which the Sellers believe would permit all of the critical functions of the Company to be restored within 24 hours and the balance of functions to be restored within 48 hours, a copy of which is Disclosed.  The Company has tested the disaster recovery plan and that test resulted in full restoration of those functions within the timescales mentioned above.

4.5                                The Company has reasonably prudent procedures in place to ensure the security of the Company Systems and data stored on them, including, without limitation, an effective firewall, encryption software, properly administered and run password protection, virus checking software and procedures for taking and storing back-up copies of the Software and all data stored on the Company Systems and so far as the Sellers are aware, no unauthorised access, amendment or damage to such data has taken place during the last three years.

4.6                                The Company Systems are Date Compliant.  For the purposes of this paragraph 4.6 “Date Compliant” means the ability of a computer system and/or related hardware and/or Software to be unaffected, either in its performance or in its functionality, by any dates (past, present and future) and in particular (but without prejudice to the generality of the foregoing):

(a)                                  no value for current date causes or will cause any interruption in operation;

(b)                                 date-based functionality behaves and will behave consistently for all dates;

(c)                                  in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

(d)                                 all leap years are and will be recognised as a leap year.

5.                                      RECORDS

Accurate records, files and documents have been maintained for all material Intellectual Property owned or used by the Company (including without limitation all documents and materials necessary for the prosecution or maintenance of all registrations and applications to register the Registered Intellectual Property as well as all source codes, tapes, indices, descriptive memoranda, original listings, development and working papers, calculations and other documents or media necessary to prove authorship and ownership of the Software the Intellectual Property in which is owned by the Company) and the records, files and documents are in the possession of the Company or under its control.

6.                                      DATA PROTECTION

6.1                                The Company has notified or applied to notify itself under the Data Protection Act 1998, details of which are Disclosed.  The Company has complied in all material respects with such applicable data protection laws.

6.2                                No written notice or allegation has been received by the Company from a competent authority alleging that the Company has not complied with any applicable data protection laws.

6.3                                The Company has not received any written claim from any individual nor so far as the Sellers are aware, do any valid grounds exist for an individual to claim, compensation from the Company for breaches of applicable data protection laws.

7.                                      EURO COMPLIANCE

The Software:

7.1                                is capable of performing its functions, where required, for more than one currency and for the Euro;

7.2                                complies with all legal requirements applicable to the Euro in any jurisdiction as at Completion, including, but without limitation, the rules on conversion and rounding set out in the EC Regulation number 1103/97; and

7.3                                is capable of displaying and printing, and will incorporate in all relevant screen layouts, all symbols and codes adopted, as at Completion, by any government or any other European Union body in relation to the Euro and any other currency.

Part 5: Pensions Warranties

1.                                       DEFINITIONS

In this part 5 of schedule 4, the following words and expressions shall have the following meanings:

“Employee” means any past or present officer or employee of the Company, including any person who is on secondment overseas; and

“Grouped Personal Pension Schemes” means each of:-

1.                                       the Salon Services Executive Retirement Scheme, which is a Prudential group personal pension scheme (Scheme Number 112TR027); and

2.                                       the New Salon Services Group Personal Pension Scheme which is a Scottish Equitable group personal pension scheme (Scheme reference number 103165).

“Pension Arrangement” means the Salon Services Staff Retirement Benefits Scheme insured with Scottish Life Assurance Company (Policy Number 12213) established under Trust on 1 April 1988 with a commencement date of 6 April 1988.

2.                                       DISCLOSURE OF PENSION ARRANGEMENTS

Other than employer contributions to the Grouped Personal Pension Schemes any mandatory government or social security pension arrangements and the Pension Arrangement, there is no scheme, arrangement or agreement to which the Company is a party or by which it is bound or under which it has an obligation or liability (whether actual, contingent or prospective) to contribute or to provide funding for the provision of life assurance, retirement, death, disability or other like benefits (in the form of a pension, lump sum, gratuity or otherwise) in respect of any Employee.

3.                                       INFORMATION RELATING TO PENSION ARRANGEMENTS

3.1                                Details of all benefits payable or contingently payable in respect of all Employees under the Pension Arrangement, including any augmentations of benefits and details of any additional undertakings with regard to the provision of such benefits, have been Disclosed.

3.2                                Copies of all documentation relating to the Pension Arrangement remaining in the Sellers’ possession have been Disclosed as follows:-

a)                                      a copy of the Scottish Life Policy relating to the Pension Arrangement;

b)                                     a sample copy of the communication relating to the winding-up issued on 13 February 2007 to traceable persons entitled to benefits under the Pension Arrangement;

c)                                      a list of the members of the Pension Arrangement, together with sufficient data to enable the Purchaser to ascertain their benefit entitlements under the Pension Arrangement;

and the details of the Pension Arrangement which have been Disclosed are complete, accurate and sufficient to enable the Purchaser to ascertain benefits provided under the Pension Arrangement in respect of the Employees and the value of such benefits.

3.3                                Details of the rate and amount of contributions made by the Company in respect of all members of the Grouped Personal Pension Schemes are set out in the Disclosure Letter.  The

Company has paid all contributions to those schemes or arrangements which are due at or prior to completion.

4.                                       COMPLIANCE WITH DOCUMENTATION

The Company and, so far as the Sellers are aware, any other persons having a legal responsibility in respect of the Pension Arrangement have complied in all material respects with their respective obligations under the governing documentation of the Pension Arrangement.

5.                                       COMPLIANCE WITH LEGISLATION

In so far as the Sellers are aware the Pension Arrangement complies with and has at all times complied, in either case in all material respects, with the provisions of the relevant legislation and tax requirements governing or applicable to that Pension Arrangement including (but not limited to) Article 141 of the Treaty of Amsterdam (where applicable), the local Tax Authority requirements, any collective agreements to which it or the Employees are a party or subject, social security requirements and any statutory and/or local governmental requirements.

6.                                       FUNDING

6.1                                All benefits under Grouped Personal Pension Schemes the Pension Arrangement are provided and calculated on a money purchase basis only (as defined in Section 181 of the Pension Schemes Act 1993).

6.2                                All amounts due to or payable in respect of the Pension Arrangement or to any insurance company or other relevant third party in connection with the Pension Arrangement have been paid.

7.                                       DISPUTES

7.1                                The Company is not nor is the Pension Arrangement a party to any ombudsman, litigation or arbitration proceedings in respect of the Pension Arrangement or benefits provided under the Pension Arrangement and so far as the Sellers are aware, no such ombudsman, litigation or arbitration proceedings are pending or threatened by or against the Company or the Pension Arrangement and so far as the Sellers are aware, there are no facts likely to give rise to any ombudsman, litigation or arbitration proceedings in respect of any of the Employees.

7.2                                 The Company is not a party to any ombudsman, litigation or arbitration proceedings in relation to the rate at which contributions are paid by the Company (or in the case of the Employees, in respect of their basic normal contributions) to the Grouped Personal Pension Schemes and so far as the Sellers are aware, no such ombudsman, litigation or arbitration proceedings are pending or threatened by or against the Company and so far as the Sellers are aware, there are no facts likely to give rise to any ombudsman, litigation or arbitration proceedings in respect of the rate of contributions paid by the Company (or in the case of the Employees, in respect of their basic normal contributions) to the Grouped Personal Pension Schemes.

8.                                       DISCONTINUANCE

No plan, proposal or intention to amend or discontinue (in whole or in part) the Pension Arrangement has been communicated to any Employee nor has any act or event occurred which could give rise to a full or partial discontinuance of the Pension Arrangement under applicable law.

9.                                       STATUTORY DEBT

So far as the Sellers are aware, there are no circumstances which may give rise to a debt being owed or becoming due from the Company in respect of its participation in a pension scheme (as defined in Section 150 of the Finance Act 2004) prior to Completion as a result of the operation of Section 75 of the Pensions Act 1995.

10.                                 MORAL HAZARD

The Company does not have any current liability under a contribution notice or financial support direction (as those terms are defined under the Pensions Act 2004) nor are the Sellers aware of any circumstances since 27 April 2004 which could cause the Company to become liable to such obligations in the future.

11.                                 SSAS

The assets of the Salon Services 1986 Pension Scheme do not include any securities issued by, properties leased to or occupied by, or loans made to the Company.

Part 6: Property Warranties

References in this agreement to Schedule 8 shall be deemed to include the contents of Annex “A”.

1.                                       TITLE

The Properties comprise all the land and premises owned or occupied or otherwise used by the Company and all the estate, interest, right and title whatsoever of the Company in, under, over or in respect of any land or premises and the descriptions set out in schedule 8 are correct and not misleading.  The Company does not have any other interest in any other land or buildings other than the Properties and the Company has not entered into any legally binding agreement for the purchase of any such interest.

2.                                       ENCUMBRANCES

2.1                                The Properties are free and clear of all claims, leases tenancies, licences or other rights of occupation, and other agreements affecting the same and the Company has exclusive possession of the whole of the Properties.

2.2                                The Properties are not subject to any outgoings other than rent, insurance and service charges and business and water rates.

2.3                                So far as the Sellers are aware, there are no covenants, restrictions, burdens, stipulations, wayleaves, easements, grants, conditions, terms, rights, options, rights of pre-emption, servitudes, exceptions, reservations or licences affecting the Properties which adversely affect the current use of the Properties by the Company.

2.4                                All covenants, restrictions, stipulations, conditions, burdens and other terms of a material nature affecting the Company’s occupation of the Properties and the Company’s use of the Properties have been duly observed and performed and, so far as the Sellers are aware, there are no circumstances which would entitle or require any landlord or other person to exercise any powers of entry and taking possession, irritancy, or which would otherwise give rise to a restriction on or the termination of the continued possession or occupation of any of the Properties and so far as the Sellers are aware there are no circumstances which would lead to the Company being responsible to any landlord or other person for any loss, penalty or damages.

2.5                                So far as the Sellers are aware, no right, easement, servitude, licence or other arrangement is enjoyed or is in the course of being acquired by or against the Properties for obtaining access to any land or for repair of any premises or to comply with any statutory requirements.

2.6                                So far as the Sellers are aware, as at the date hereof there are no outstanding disputes or notices which affect the use or occupancy of any of the Properties for the purposes for which they are currently used and which would prevent or impede the Company from operating and carrying on the business currently carried out at each of the Properties or subject the Purchaser to any liability in respect of such disputes or notices.

3.                                       PLANNING AND OTHER STATUTORY OBLIGATIONS

3.1                                So far as the Sellers are aware, the present use of the Properties is the permitted use for the purpose of the Planning Acts and under the terms of those leases.

3.2                                No development has been carried out in relation to the Properties by the Company which would require any consent under or by virtue of the Planning Acts or any bye-laws or building regulations or other relevant legislation without such consent having been properly obtained and any conditions or restrictions imposed thereon have been fully observed and performed.

3.3                                So far as the Sellers are aware, none of the Properties is adversely affected by any planning proposals or agreements.

3.4                                So far as the Sellers are aware, as at the date hereof, the Properties are not affected by any order, resolution or notice of or proceedings involving any governmental, statutory or local authority, other body or company or any agreement with any of the same or by any notices served by the Company on any such authority, body or company and the Sellers.

3.5                                So far as the Sellers are aware, the Properties comply with all statutes, regulations, bye-laws and other relevant legislation and with all requirements as to fire precautions and means of escape in case of fire.

4.                                       STATE AND CONDITION

All buildings and structures comprised in the Properties:

(a)                                  are in good repair and condition and so far as the Sellers are aware, there are no structural or material defects in them; and

(b)                                 have not been the subject of flooding or material drainage defects.

5.                                       LEASEHOLD PROPERTIES

5.1                                Each of the Properties is held under the leases details of which are set out in schedule 8 and no licence or supplementary agreements or concessions have been entered into or granted in respect of those leases.

5.2                                The Company is not engaged in any negotiation for review of the rent payable under any lease under which it holds any of the Properties and no negotiations for such review have been concluded changing the rent from that set out in schedule 8 or in the Disclosure Letter.

5.3                                So far as the Sellers are aware, the landlord of each of the Properties has complied with the obligations and covenants of the landlord in each of the leases details of which are set out in schedule 8.

6.                                       CONTINGENT LIABILITIES

6.1                                The Company has not at any time assigned or otherwise disposed of any property, leasehold or otherwise, in respect of which it has a continuing liability (contingent or otherwise) for payment of rent and/or for any other liability.

6.2                                The Company is not the guarantor of or surety for any other party’s liability (contingent or otherwise) for any obligations under any lease, tenancy, agreement or any other deed or under any agreement relating to the assignment of any lease or tenancy.

7.                                       LEASES

7.1                                All leases and tenancies and all agreements for leases and tenancies in respect of the Properties are correctly summarised in the particulars set out in schedule 8 are on terms negotiated at arm’s length as between a willing landlord and a willing tenant at the full market rent.

7.2                                In relation to the leases, tenancies, agreements and licences referred to in schedule 8:

(a)                                  each tenant, licensee or occupier pursuant to any such lease, underlease, tenancy, licence or agreement has observed and performed all covenants, obligations, terms, conditions and restrictions therein in all material respects and the Company has not waived any such covenants or obligations or waived or acquiesced in any breach of them;

(b)                                 no collateral agreements, undertakings or concessions have been made or entered into, nor have any premiums or rents been accepted or agreed beyond what is legally permitted;

(c)                                  all rents have been paid promptly and have not been commuted, waived or paid in advance;

(d)                                 there are no outstanding negotiations for the review of any receivable rents or licence fee which are set out in schedule 8;

(e)                                  the Company has observed all of its obligations as landlord or licensor and no notice of an alleged breach has been served on the Company; and

(f)                                    there are no outstanding disputes or complaints with each tenant, licensee or occupier and the Sellers know of no circumstance which would give rise to the same.

(g)                                 these, except to the extent identified in Schedule 8 and Annex “A”, are valid and subsisting and in full force and effect and enforceable in accordance with their terms

8.                                       INSURANCE

In relation to all policies of insurance relating to the Properties where the Company is responsible for maintaining insurance, the policy conforms in all respects with the requirements of the lease under which each of the Properties is held.

Part 7: Tax Warranties

1.                                       GENERAL

1.1                                All notices, returns, computations and registrations (“Returns”) required to be submitted to any Tax Authority by the Company for the purposes of Tax have been made within applicable time limits on a proper basis and are correct and complete.  The Company has duly submitted all claims and disclaimers which have assumed to be made for the purposes of the Last Accounts.

1.2                                The Company has not been subject to any visit, audit, investigation, discovery or access order by any Tax Authority during the seven years preceding Completion and there are no circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made.

1.3                                The Company is not and does not expect to be involved in any dispute in relation to the Returns, or otherwise in relation to Tax.

1.4                                The amount of Tax chargeable on the Company during the seven years preceding Completion has not depended on any concessions, agreements or other formal or informal arrangements with any Tax Authority.

1.5                                Proper provision has been made in the Last Accounts for deferred Tax in accordance with generally accepted accounting principles and a detailed analysis of its computation is disclosed in the Disclosure Letter.

1.6                                The Company has not entered into or been a party to any scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of a liability to Tax.

1.7                                The Company has not without the prior consent of the Treasury carried out or agreed to carry out any transaction under s765 Taxes Act which would be unlawful in the absence of such consent and has, where relevant, complied with the requirements of s765A(2) Taxes Act (supply of information on movement of capital within the EU) and any regulations made or notice given thereunder.

1.8                                The Company has sufficient records relating to past events to permit accurate calculation of the Tax liability or relief which would arise upon a disposal or realisation on completion of each asset owned by the Company at the Last Accounting Date or acquired by the Company since that date but before Completion.

1.9                                The Last Accounts reserve or provide in full for all Tax for which the Company was liable at the Last Accounting Date whether or not the Company has or may have any right of reimbursement against any other person.

1.10                          The Company has paid all Tax that has become due and is under no liability to pay any penalty, interest, surcharge or fine in connection with any Tax.

1.11                          All payments by the Company which were required to have been made under deduction of Tax have been so made and, where required, the Company has provided a certificate of deduction in the required form and properly and punctually accounted to the relevant Tax Authority for the Tax so deducted.

1.12                          The Disclosure Letter provides full details of all losses which are available to the Company as at Completion.  So far as the Sellers are aware and subject to the provisions of s768 Taxes Act

(or any equivalent provisions that are applicable outside the UK), the losses will remain available to the Company following Completion.

1.13                          The Company has properly operated and complied with all provisions dealing with PAYE, income tax and national insurance contributions (or any equivalent provisions that are applicable outside the UK) and has accounted for Tax within the relevant time limits as required by law from or in respect of all payments of employment income within s7(2) ITEPA 2003 (or any equivalent provisions that are applicable outside the UK) and in respect of payments to persons for services rendered to the Company.

1.14                          No shares or securities have been acquired by any person in circumstances in which the provisions of s140A or 140D Taxes Act or Chapters II to IV inclusive of Part VII of ITEPA 2003 have (in the last six years) been or could be applied. So far as the Managers are aware, no reportable events within the meaning of s421K ITEPA 2003 have occurred prior to Completion.

2.                                       CORPORATION TAX

2.1                                On a disposal of all of its assets by the Company for (in the case of each asset owned by the Company at the Last Accounting Date) a consideration equal to the value attributed to that asset in preparing the Last Accounts or (in the case of each asset acquired since the Last Accounting Date) a consideration equal to the actual consideration given for the acquisition then (in the case of each asset so owned) the liability to Tax (if any) which would be incurred by the Company would not exceed the amount (if any) taken into account in respect of that asset in computing the liability of the Company to deferred Tax as provided for in the Last Accounts and (in the case of assets so acquired) no Tax Liability would be incurred by the Company in respect of that asset.

2.2                                The aggregate book value of each of the assets, or as the case may be, each pool of assets of the Company, on which an entitlement to allowances in respect of capital expenditure has arisen under the CAA, in or adopted for the purposes of the Accounts does not exceed the aggregate residue of qualifying expenditure or written-down value attributable to such assets, or as the case may be, each pool of assets for the purposes of the CAA.

2.3                                No capital allowances that have been claimed by the Company have been disallowed nor is any disallowance likely to occur.  Since the Last Accounting Date, no claims for capital allowances which have been made have been withdrawn and no available allowances have been disclaimed.

2.4                                The Company has not at any time after 6 April 1965 repaid, redeemed or repurchased or agreed to repay, redeem or repurchase or granted an option under which it may become liable to purchase any shares of any class of its issued share capital nor has the Company after that date capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for receipt of new consideration (within the meaning of Part VI Taxes Act) or passed or agreed to pass any resolution to do so.

2.5                                No securities (within the meaning of section 254(1) Taxes Act) issued by the Company and remaining in issue at the date of this Agreement were issued in such circumstances that the interest payable thereon falls to be treated as a distribution under either section 209(2)(d) or 209(2)(e) Taxes Act, nor has the Company agreed to issue such securities in such circumstances.

2.6                                No rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax by reasons of the provisions of sections 74, 79, 125, 338, 339, 779 to 784 inclusive, 787 or 788 Taxes Act or any other statutory provision or otherwise.

2.7                                The Disclosure Letter contain full particulars of all claims and elections made (or assumed to be made) under sections 23, 152 to 162 inclusive, 165, 175, 179B, 247, 248 TCGA insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal by the Company of any of its assets and indicate which assets (if any) so affected would not on a disposal give rise to a relief under Schedule 4 TCGA.

2.8                                The Disclosure Letter contains full particulars of any loan relationship to which the Company is a party as a debtor to which the provisions of paragraph 2 of schedule 9 FA 1996 have applied.

2.9                                There are no circumstances in which the provisions of paragraph 13 Schedule 9 FA 1996 or paragraph 23 Schedule 26 FA 2002 could apply to the Company.

3.                                       GROUPS OF COMPANIES

3.1                                The execution or completion of this Agreement or any other Event since the Last Accounting Date will not result in any asset or liability being deemed to have been disposed of and reacquired by the Company for Tax purposes pursuant to s178 or 179 TCGA or paragraphs 58 to 61 inclusive of schedule 29 to FA 2002 or paragraph 12A of schedule 9 to FA 1996 .

3.2                                The Disclosure Letter sets out full details of all surrenders of Group Relief and any Group Reallocation made for the six years preceding the Last Accounting Date and the Company is not liable to make any payment in relation to Group Relief or any Group Reallocation.

4.                                       CLOSE COMPANIES

The Company has not at any time during the seven years ended at Completion been a close company within the meaning of sections 414 and 415 Taxes Act.

5.                                       RESIDENCE AND OFFSHORE INTERESTS

5.1                                The Company is and has at all times been resident for Tax purposes in its country of incorporation and is not and has not been treated as resident or as having a branch or permanent establishment in any other jurisdiction for any Tax purpose (including under any double taxation treaty or agreement).  The Company has at no time incurred any liability to Tax under the laws of any jurisdiction other than the jurisdiction in which the Company is incorporated.

5.2                                The Company is not liable for any Tax as the agent or Tax representative of any other person or business and does not constitute a permanent establishment of any other person, business or enterprise for any Taxation purposes.

5.3                                The Company does not and has at no time owned a beneficial interest in the capital of a company which is resident outside the United Kingdom.

6.                                       VAT

6.1                                The Company is a taxable person duly registered for the purposes of VAT. The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, including the VATA 1994 and any legislation made additional, supplemental, or pursuant thereto or replacing it from time to time, has promptly and accurately submitted VAT returns making payment of output tax due from it and recovering any input tax to which it is entitled, and the Company maintains full and accurate VAT records, has never been subject to any interest, forfeiture, surcharge or penalty nor been given any notice under sections 59, 63, 64 or other provision of the VATA (or any equivalent provisions that are applicable outside the UK).

6.2                                There are no circumstances, transactions, acts or omissions in consequence of which the Company could be held liable for any VAT otherwise payable by any other entity, whether or not a VAT group member, in respect of any period, including any period during which the Company was a member of any VAT group not withstanding that it no longer fulfilled the conditions for membership of such group.

6.3                                Where the Company has made any election to waive exemption for the purposes of Schedule 10 VATA, such election has been validly made and notified for the purposes of the VAT so as to be properly effective under the provisions of that Schedule and will not be disapplied pursuant to paragraph 2(3AA) thereof.

6.4                                The Company does not own and has not at any time within the period of ten years preceding the date hereof owned any assets which are capital items for the purposes of Part XV of the VAT Regulations 1995 (SI 1995/2518) Capital Goods Scheme

6.5                                No supplies have been made to the Company in respect of or in regard to which the Company is itself required to account for any VAT chargeable due to such supply being deemed for VAT purposes to be a supply made both by and to the Company, or as any kind of self-supply.

6.6                                All VAT, import duty and other taxes or charges payable to any Tax Authority upon the importation or acquisition of goods and all excise duties payable to any Tax Authority in respect of any assets (including trading stock) imported, owned or used by the Company has been correctly reported and paid in full.

7.                                       STAMP DUTY AND STAMP DUTY LAND TAX

7.1                                All documents in the possession or under the control of the Company, or to the production of which the Company is entitled, which establish or are necessary to establish the title of any Company to any asset have been duly stamped and any applicable stamp duties or similar duties or charges in respect of such documents have been duly accounted for and paid.   There have been and are no circumstances or transactions to which the Company is or has been a party such that a liability to stamp duty or similar duties or charges or any penalty in respect thereof will arise on the Company.

7.2                                The Company has paid all stamp duty land tax for which it is liable pursuant to the provisions of Part 4 FA 2003.  The Disclosure Letter contains full details of any chargeable interest (as defined under section 48 FA 2003) acquired or held by the Company before Completion in respect of which an additional land transaction return may need to be filed with a Tax Authority and/or a payment of stamp duty land tax made on or after Completion.

7.3                                The Disclosure Letter sets out full details of all claims for relief or exemption from stamp duty or stamp duty land tax (as the case may be) pursuant to section 42, FA 1930; section 11, FA (Northern Ireland) 1954; section 151 FA 1995; or paragraph 1 of schedule 7 FA 2003 made after 23 April 2002 by the Company or any company that was, on or after the date of the transaction for which relief or exemption was claimed, a member of the same group of companies as the Company and for which the Company is or may become liable to pay stamp duty or stamp duty land tax by virtue of section 111, FA 2002, paragraph 8 of schedule 34 to that Act and/or paragraph 3 of schedule 7 FA 2003.

7.4                                The Disclosure letter sets out full details of all claims for relief or exemption from stamp duty or stamp duty land tax (as the case may be) pursuant to section 76, FA 1986 and paragraphs 7 and 8 of schedule 7 FA 2003 made after 23 April 2002 by the Company or any company that was, on or after the date of the transaction for which relief or exemption was claimed, a member of the same group of companies as the Company and for which the Company is or may become liable to pay stamp duty or stamp duty land tax by virtue of section 113, FA 2002, paragraph 9 of schedule 35 to that Act, paragraph 9 of schedule 7 FA 2002 and/or paragraph 11 of that schedule and Act.

7.5                                The Company has paid all capital duty in respect of relevant contributions of capital and filed all requisite tax returns in connection therewith.  In relation to contributions of capital that are exempt from capital duty, there are no circumstances whereby the exemption could be withdrawn.

8.                                       INTERNATIONAL

8.1                                The Company is and always has been resident for all Tax purposes only in the jurisdiction in which it was incorporated.

8.2                                The Company carries on activities in that jurisdiction which are a trade for Tax purposes (and has never carried on any other trade) and has not ceased and will not as a result of any agreement entered into on or before Completion cease to carry on such activities.

8.3                                The Company is not liable to, and has at no time incurred any liability to Tax in any jurisdiction other than the jurisdiction in which it was incorporated.

8.4                                The Company has not entered into any transaction or arrangement in respect of which the consideration given or received has been or could be adjusted for Tax purposes on the ground that the amount or value of the consideration differs from that which would have been agreed between independent parties dealing at arm’s length with each other.

8.5                                The Company does not hold directly or indirectly any interest in a company which, if it were subject to a lower level of taxation in the territory in which it is resident, would be a controlled foreign company.

SCHEDULE 5

Limitation of liability of Sellers

Save as otherwise expressly provided in this schedule, the provisions of this schedule shall operate to limit the liability of the Warrantors in respect of any claim under the Warranties, and references to “claim” and “claims” shall be construed accordingly.

Paragraph 3 shall not apply to any claim under the Warranties set out in part 7 of schedule 4 (relating to Tax).  Paragraph 6 of the Tax Deed shall apply to claims under the Warranties set out in part 7 of schedule 4 as they apply to claims under the Tax Deed.

1.                                       Limitation of liability

The Warrantors shall not be liable in respect of a claim:

1.1                                Time Limits

unless notice of such claim is given in writing by the Purchaser to the Seller’s Representative setting out such details as are available of the specific matter in respect of which the claim is made including an estimate of the amount of such claim, if reasonably practicable, within 2 years and 9 months following Completion except that the limit shall be seven years from Completion in relation to a claim under part 7 (Tax Warranties) of schedule 4 and any such claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn six months after the relevant time limit set out above unless legal proceedings in respect of it have been commenced by being both issued and served;

1.2                                Minimum claims

in respect of any claim arising from any single circumstances if the amount of the claim does not exceed £5,000 (save that individual claims arising from the same or substantially the same cause or incident shall be aggregated and treated as one claim for the purposes of this paragraph 1.2);

1.3                                Threshold for claims

in respect of any claim unless the aggregate amount of all claims for which the Warrantors would otherwise be liable under this agreement exceeds £200,000 in which event the Warrantors shall be liable for the whole amount and not the excess only;

1.4                                Maximum claims

in respect of any claim to the extent that the aggregate amount of the liability of each Warrantor for all claims would exceed (i) in the case of each of the Warrantors other than Gerard Patrick Hegarty seventy five per cent of the Consideration received by that Warrantor under this agreement and (ii) in the case of Gerard Patrick Hegarty the aggregate of seventy five percent of the Consideration received by him under this agreement plus an amount equal to seventy five percent of the Consideration received by the trustees of the Salon Services 1986 Pension Scheme;

1.5                                Contingent liabilities

in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable provided that:

(a)                                  this sub-paragraph shall not operate to avoid a claim made in respect of a contingent liability within the time limits and containing such details as are specified in paragraph 1.1 above even if such liability does not become an actual liability until after the expiry of such period;

(b)                                 in relation to a claim mentioned in paragraph 1.5(a), paragraph 1.1 shall be deemed to be amended in respect of any such claim so as to cause any such claim to be deemed to be withdrawn if proceedings in respect of such claims have not been commenced in accordance with paragraph 1.1 within six months from the date on which the liability ceases to be contingent and becomes an actual liability.

1.6                                Provisions in the Accounts

in respect of any claim if and to the extent that specific provision or reserve is made for the matter giving rise to the claim in the Completion Net Asset Statement (and not subsequently released).

1.7                                Voluntary Acts, etc.

in respect of any claim to the extent that the same would not have occurred but for:

(a)                                  an act (other than an act carried out pursuant to a legally binding obligation created on or before Completion) of the Company (or any member of the Purchaser’s Group carrying on the business of the Company in succession thereto) outside the ordinary course of such business in circumstances such that, when such action was taken, a member of the Purchaser’s Group was aware that the action would entitle the Purchaser to bring a claim against the Seller and there was available to the relevant member of the Purchaser’s Group a reasonable alternative course of action which would not have so entitled the Purchaser;

(b)                                 the passing of, or any change in, after the date of this Agreement, any legislation of any government;

(d)                                 any change in accounting or Tax policy, bases or practice of the Purchaser or of any member of the Group introduced or having effect after Completion.

1.8                                Insurance

in respect of any claim to the extent that any direct Losses arising from such claim are (after taking account of Tax on the insurance proceeds but giving credit in calculating such Tax for any tax relief available in respect of direct Losses) (i) covered by a policy of insurance in force on the date of this Agreement or (ii) would have been had any insurance cover current at Completion been maintained in force;

1.9                                Matters Capable of Remedy

in respect of any claim which is capable of remedy, unless the Purchaser has given the Warrantors twenty-eight (28) days’ notice in writing within which to remedy the same and the Warrantors shall have failed to do so within twenty-eight (28) days of receipt of such notice to the reasonable satisfaction of the Purchaser.

1.10                          Fraud etc.

None of the limitations contained in this schedule 5 shall apply to any claim which arises or is increased, or to the extent to which it arises from fraud, wilful misconduct or wilful concealment by the Sellers.

1.11                          If as a direct result of the Transaction a landlord makes a valid and proper claim that the terms of a relevant lease of any of the Properties (in respect of any restriction therein or obligations which require the Company to obtain the consent of the landlord prior to the change in shareholding of the Company which will take place pursuant to the terms of this agreement) have been breached and the Purchaser suffers any Loss as a result thereof (having regard to the Purchaser’s common law duty to mitigate any loss), then notwithstanding that the Loss or circumstances relating thereto shall not be capable of being the subject of any claim against the Sellers, an amount equivalent to the amount of the Loss shall count towards the aggregate amount threshold for the purposes of paragraph 1.3 of this Schedule 5.

2.                                       Mitigation of loss

Nothing in this Agreement shall relieve the Purchaser of any common law or other duty to mitigate any loss or damage suffered or incurred by it.

3.                                       Conduct of Claims

3.1                                Paragraph 3.2 shall apply in circumstances where:

(a)                                  any claim is made against any member of the Purchaser’s Group which may give rise to a claim by the Purchaser against any of the Sellers; or

(b)                                 any member of the Purchaser’s Group is or may be entitled to make recovery from some other person any sum by virtue of any facts or circumstances by reference to which the Purchaser has or may have a claim against any of the Sellers; or

(c)                                  any of the Sellers shall have paid to the Purchaser an amount in respect of a claim and subsequent to the making of such payment any member of the Purchaser’s Group becomes or shall become entitled to recover from some other person a sum which is recoverable by virtue of the facts and circumstances which gave rise to the claim.

3.2                                The Purchaser shall and shall procure that each other member of the Purchaser’s Group shall (subject to any obligations that the Purchaser or any member of the Purchaser’s Group may have under any applicable policy of insurance):

(a)                                  in respect of any claim (other than any claim the defence of which may adversely affect the goodwill of the business of the relevant member of the Purchaser’s Group or any claim which seeks or in respect of which there has been granted injunctive relief) in the case of paragraphs 3.1(a) and 3.1.(b) (subject to the Purchaser being indemnified to its reasonable satisfaction by the Sellers against all reasonable costs and expenses which may properly be incurred by reason of such action) promptly and diligently take all such action as the Sellers may reasonably request, including the institution of proceedings and the instruction of professional advisers to act on behalf of the relevant member of the Purchaser’s Group, to avoid, dispute, resist, compromise, defend or appeal against any such claim against the relevant member of the Purchaser’s Group as is referred to in paragraph 3.1(a) or to make such recovery as is referred to in paragraphs 3.1(b) or 3.1(c), as the case may be, in accordance with the reasonable instructions of the Sellers; and

(b)                                 not make any admission of liability or settle or compromise any liability or claim (other than any claim the defence of which may adversely affect the goodwill of the business of the relevant member of the Purchaser’s Group or any claim which seeks or in respect of which there has been granted injunctive relief) which has given or may give rise to a claim against any of the Sellers without the prior written consent of the Sellers which consent shall not be unreasonably withheld or delayed; and

(c)                                  in the case of paragraph 3.1(c) only, promptly repay to the Sellers an amount equal to the amount so recovered (less costs of recovery not reimbursed by the Sellers and after deducting any amount of loss incurred by the Purchaser in respect of the claim not compensated by the Sellers) or, if lower, the amount paid by the Sellers to the Purchaser.  The amount payable to each Seller shall be proportionate to the share of the total sum paid to the Purchaser by that Seller.

provided that the Sellers shall indemnify and hold harmless all members of the Purchaser’s Group against all damages, losses, costs and expenses incurred by any of them arising from any action taken by any member of the Purchaser’s Group at the request of the Sellers pursuant to paragraph 3.2(a) or any failure to admit any liability or settle or compromise any liability or claim, as referred to in paragraph 3.2(b), because the Sellers have failed to consent to such admission, settlement or compromise (such consent having been requested).

3.3                                The Purchaser shall promptly:

(a)                                  notify the Sellers of any claim made against a member of the Purchaser’s Group as referred to in paragraph 3.1(a), or any right of recovery which is or might be available, as referred to in paragraphs 3.1(b) and 3.1(c), after any member of the Purchaser’s Group becomes aware of the same; and

(b)                                 keep the Sellers fully informed of all material developments in relation to any claim, or right of recovery, as referred to in paragraph 3.3(a); and

(c)                                  provide all such information and documentation as the Sellers shall reasonably request in connection with any claim, or right of recovery, as referred to in paragraph 3.3(a).

4.                                       Double Claims

The Purchaser shall not be entitled to recover from the Sellers in respect of a claim more than once in respect of the same damage suffered, and accordingly the Sellers shall not be liable in respect of any claim if and to the extent that the direct Losses are or have been included in a claim under the Tax Deed which has been satisfied, nor shall the Sellers be liable in respect of a claim under the Tax Deed if and to the extent that the direct Losses are or have been included in a claim which has been satisfied.

5.                                       Payment of Claim to be in reduction of Consideration

If any of the Sellers pay any sum to the Purchaser pursuant to a claim, that part of the Consideration received by such Seller for the sale of its Shares shall be deemed to be reduced by the amount of such payment.

SCHEDULE 6

Pensions

The Sellers undertake to the Purchaser that:

1.                                       on or prior to Completion they shall procure that Hair & Beauty Supplies shall be replaced as the Principal Company of the Salon Services 1986 Pension Scheme (the “Scheme”) and be discharged from all obligations and duties imposed and all rights, powers and discretions conferred upon it as Principal Company under the Scheme;

2.                                       no member of the Group shall be an Employer (as defined in the Scheme’s Trust Deed & Rules) of the Scheme at Completion, and any member of the Group that has previously been an Employer shall be discharged from all obligations and duties imposed and all rights, powers and discretions conferred upon it as an Employer under the Scheme; and

3.                                       they shall use all reasonable endeavours to procure that within fourteen Business Days of Completion the original, or a copy, of the most recent Trust Deed and Rules of the Pensions Arrangement (together with any subsequent amending Deeds) are handed over to the Purchaser.

SCHEDULE 7

Intellectual Property

Trade Marks

Mark	Country	Category	Proprietor	Class(es)	Status	Filing Date	Renewal Date	Trade Mark Number
CORE	Community	word	Salon Services (Hair & Beauty Supplies) Ltd	3, 44	REGISTERED	29/08/2003	29/08/2013	003332392
NAIL ESSENTIALS	Community	word	Salon Services (Hair & Beauty Supplies) Ltd	3, 42	REGISTERED	08/03/2002	08/03/2012	002607950
SASSI	Community	word	Salon Services (Hair & Beauty Supplies) Ltd	8	REGISTERED	28/06/1991	28/06/2008	1469016
SASSI	United Kingdom	word	Salon Services (Hair & Beauty Supplies) Ltd	11	REGISTERED	14/9/1985	14/09/2016	1250310
Salon Services	Community	stylised words	Salon Services (Hair & Beauty Supplies) Ltd	3, 8, 42	REGISTERED	02/08/1996	02/08/2016	000344689

Domain Names

Domain Name	Date Registered	Renewal Date
www.beautyexpress.co.uk	06.10.97	06.10.07
www.beautyexpress.ie	Not available	08.04.07
www.behindthechair.co.uk	03.03.04	03.03.08
www.flomans.co.uk	12.01.06	12.01.08
www.salon-equipment.net	26.04.05	26.04.07
www.salon-services.co.uk	25.06.99	25.06.07
www.salon-services.com	26.06.99	26.06.07
www.salon-services.de	Note available – last updated on 25.01.07	Not available
www.salon-shop.com	26.04.05	26.04.07
www.sassi-beauty.co.uk	06.01.05	06.01.09

Domain Name	Date Registered	Renewal Date
www.sassi-beauty.com	06.01.05	06.01.08
www.sassi-hair.co.uk	06.01.05	06.01.09
www.sassi-hair.com	06.01.05	06.01.08
www.sassitude.co.uk	07.02.05	07.02.09
www.scissorbook.co.uk	08.08.05	08.08.07
www.scissorbook.com	29.08.00	29.08.07
www.thescissorbook.com	08.09.05	08.09.07
www.straightsexyhair.com	Transfer in progress

Licences In

1.                                       Licence from Salon Services (Hair and Beauty Supplies) Limited to Professional Beauty Systems Limited of unregistered intellectual property rights in the Waxaway, Rocky and Bounce brands (the Customer Brands) under the Goods Supply Agreement between Professional Beauty Systems Limited and Salon Services (Hair and Beauty Supplies) Limited, of even date with this Agreement.

Licences Out

1.                                       Licence from Professional Beauty Systems Limited to Salon Services (Hair and Beauty Supplies) Limited of the registered and unregistered intellectual property rights in the Skin Truth, Tan Truth, Aroma Truth, Pro Wax and Professional Beauty System brands (the Customer Private Label Brands) under the Goods Supply Agreement between Professional Beauty Systems Limited and Salon Services (Hair and Beauty Supplies) Limited, of even date with this Agreement.

2.                                       Minute of Agreement between Salon Services Franchising Limited and Elaine Walker for Unit 11, 31 Coatbank Street, Coatbridge, dated 2 January 1998.

3.                                       Minute of Agreement between Salon Services Franchising Limited and C and R Supplies Limited for 45 Broomhall Drive, Edinburgh, dated 10 April 2002.

4.                                       Minute of Agreement between Salon Services Franchising Limited and Elaine Walker for Unit 11, 31 Coatbank Street, Coatbridge, dated 29 March 2005.

5.                                       Minute of Agreement between Salon Services Franchising Limited and Hibury Woodside Limited for Unit 36, Kinsale Road Commercial Centre, Kinsale Road, Cork, dated 7 July 2004.

6.                                       Minute of Agreement between Salon Services Franchising Limited and Thomas and Mary Flood for Unit 1, Audley Park, Liosbaun, Tuam Road, Galway, dated 16 November 1998.

7.                                       Minute of Agreement between Salon Services Franchising Limited and Lerot Mark Farmer for Unit 14, Arkwright Court, Blackpool and Fyfe Industrial Estate, Brune Marton, Blackpool, dated 14 September 2000.

8.                                       Minute of Agreement between Salon Services Franchising Limited and Lilau Limited and Salon Services (Clydebank) Limited and Gerard William Bailey for Unit 10 Simpson Court, Clydebank Business Park, Clydebank, dated 5 March 1999.

9.                                       Minute of Agreement between Salon Services Franchising Limited and Garrett Martin for Cluster Unit number 4, Waterford Business Park, Cork Road, Waterford, dated 4 April 2002.

10.                                 Minute of Agreement between Salon Services Franchising Limited and Lasting Success Ltd for 53 High street, Galashiels, dated 9 November 2004.

11.                                 Minute of Agreement between Salon Services Franchising Limited and Ryan Swift and Damian Kelly for Level 0, 31 Market Street, Omagh, dated 26 March 2004.

12.                                 Minute of Agreement between Salon Services Franchising Limited and Ryan Swift and Sharon Kelly for Level 0, 31 Market Street, Omagh, dated 7 July 2004.

13.                                 Minute of Agreement between Salon Services Franchising Limited and Trevor Poole and Gillian Helen Potter for Unit 14, Robinson Street, Charleston Industrial Estate, Ashton-Under-Lyne, Manchester, dated 4 October 2004.

14.                                 Minute of Agreement between Salon Services Franchising Limited and Jacqueline Smith for 94 Brandon Parade East, Motherwell, dated 24 December 2004.

15.                                 Minute of Agreement between Salon Services Franchising Limited and Jennifer Elizabeth Brady for 26 High Street, Lurgan, Northern Ireland, dated 18 April 2005.

SCHEDULE 8

The Properties

See Annex “A” attached, initialled by the Purchaser and the Sellers’ Representative

Note: in Annex “A” where there is referent to Franchised Branches these relate to - leases/sub-leases granted by the Group (some of these in place - others in process of being negotiated)

THIS PAGE 93 DELIBERATELY LEFT BLANK

SCHEDULE 9

The Escrow Account

1.                                       Interpretation

1.1                                 In this schedule, the following words and expressions shall have the following meanings:

“EBT Tax Claim” means any tax liability of Hair and Beauty Supplies that arises, in relation to, by reference to, or as a result of the operation of, the Employee Benefit Trust arrangement effected by Hair and Beauty Supplies;

“Escrow Amount” means the Retained Consideration (or so much thereof as remains subject to the provisions of this schedule from time to time) together with any interest or other amounts earned or accruing thereon;

“First Escrow Period” means the period commencing on Completion and ending on the first anniversary of Completion;

“Second Escrow Period” means the period commencing at the end of the First Escrow Period and ending on the second anniversary of Completion;

“Third Escrow Period” means the period commencing at the end of the Second Escrow Period and ending on the sixth anniversary of Completion or such earlier date as any EBT Tax Claim is agreed or determined.

1.2                                 For the avoidance of doubt, reference to a “Claim” in this Schedule 9 shall include an EBT Tax Claim.

2.                                       Operation of the Escrow Account

2.1                                 No part of the Escrow Amount shall be released from the Escrow Account except as provided in this schedule.

2.2                                 Any bank or other charges arising on the Escrow Account shall be charged to the Escrow Account.

2.3                                 Any interest or profit accruing to the Escrow Account (subject to any deduction of tax at source) and any bank or other charges properly charged to the Escrow Account) shall be retained in the Escrow Account.  Each time part of the Escrow Amount is paid out of the Escrow Account it shall have added to it the corresponding proportion of the interest and profit accrued to the Escrow Account (subject to any deductions as above).

2.4                                 The Sellers and the Purchaser agree that the debt owed to the holders of the Escrow Account by the Bank by virtue of its receipt of the Retained Consideration shall be held by them on trust for the benefit of the Sellers and the Purchaser and on the terms set out in this schedule.  The Sellers and the Purchaser agree that they will procure that the Bank designates the Escrow Account accordingly

3.                                       Payment of the Escrow Amount

3.1                                 On the Balancing Payment Date there shall be paid out of the Escrow Account (in each case together with the interest thereon in accordance with paragraph 2.3):

(a)                                  if the Consideration is greater than the Initial Consideration, to the Sellers £250,000.

(b)                                 If the Consideration is less than the Initial Consideration, to the Purchaser whichever shall be the lessor of:

(i)                                     the amount (if any) by which the Consideration falls short of the Initial Consideration; and

(ii)                                  £250,000.

(c)                                  If the Consideration is less than the Initial Consideration, but greater than £29,750,000, to the Sellers the sum of £250,000 less the amount payable to the Purchaser in terms of paragraph 3.1(b)(i) (if any);

3.2                                 First Escrow Period

(a)                                  If, by 12 noon on the last day of the First Escrow Period, the Purchaser shall not have notified the Sellers of a Claim then £600,000 of the amount in the Escrow Account shall be paid to the Sellers.  If by such time a Claim shall have been so notified, paragraphs 3.2(b), 3.2(c) and 3.3(d) shall apply.

(b)                                 If a Claim is so notified and is settled or otherwise determined within the First Escrow Period, there shall be paid out of the Escrow Account to the Purchaser an amount equal to the amount of the Claim (as so settled or determined) in satisfaction of the relevant liability together with interest in accordance with paragraph 2.3 or, if the aggregate amount in the Escrow Account is less than the amount of the Claim (as so settled or determined), the aggregate amount then standing to the credit of the Escrow Account towards satisfaction of the relevant liability.

(c)                                  If a Claim is so notified within the First Escrow Periods and proceedings in respect of such Claim are commenced within the period specified in paragraph 1.1 of schedule 5 but such Claim is not settled or otherwise determined prior to the expiry of the First Escrow Period, then within 5 Business Days of the expiry of the First Escrow Period the Purchaser shall notify the Sellers in writing of its estimate of the amount of such Claim(s) such notice to be accompanied by the written opinion of Counsel of not less than 5 years’ call to the effect that it can be said that the Purchaser has a real prospect of succeeding on the Claim(s) to the extent of the amount so estimated or, if less, the amount stated in the opinion.  Subject to receipt by the Sellers of such notice and opinion within such period there shall be paid out of the Escrow Account to the Sellers an amount equal to £600,000 less the aggregate of (i) the amount so estimated or stated, and (ii) any amounts paid out of the Escrow Account to the Purchaser in accordance with paragraph 3.2(b).

3.3                                 Second Escrow Period

(a)                                  If, by 12 noon on the last day of the Second Escrow Period, the Purchaser shall not have notified the Sellers of a Claim during that Second Escrow Period then to the extent that the amount in the Escrow Account is in excess of £1,200,000, then the amount so in excess shall be paid to the Sellers.  If by such time a Claim shall have been so notified, paragraphs 3.3(b), 3.3(c) and 3.3(d) shall apply.

(b)                                 If a Claim is so notified and is settled or otherwise determined within the Second Escrow Period, there shall be paid out of the Escrow Account to the Purchaser an amount equal to the amount of the Claim (as so settled or determined) in satisfaction of the relevant liability together with interest in accordance with paragraph 2.3 or, if the aggregate amount in the Escrow Account is less than the amount of the Claim (as so settled or determined), the aggregate amount then standing to the credit of the Escrow Account towards satisfaction of the relevant liability.

(c)                                  If a Claim is so notified within the Second Escrow Period and proceedings in respect of such Claim are commenced within the period specified in paragraph 1.1 of schedule 5 but such Claim is not settled or otherwise determined prior to the expiry of the Second Escrow Period, then within 5 Business Days of the expiry of the Second Escrow Period the Purchaser shall notify the Sellers in writing of its estimate of the amount of such Claim(s) such notice to be accompanied by the written opinion of Counsel of not less than 5 years’ call to the effect that it can be said that the Purchaser has a real prospect of succeeding on the Claim(s) to the extent of the amount so estimated or, if less, the amount stated in the opinion.  Subject to receipt by the Sellers of such notice and opinion within such period, there shall be retained in the Escrow Account an amount equal to the lesser of:

(i)                                     the aggregate of any amount so estimated or stated in accordance with this paragraph 3.3(c) and any amount estimated or stated in accordance with paragraph 3.2(c) (to the extent not settled or determined in the Second Escrow Period); and

(ii)                                  the aggregate amount then standing to the credit of the Escrow Account.

After the retention of any amounts in the Escrow Account in accordance with this clause 3.3(c), the balance (if any) of the Escrow Account shall be paid to the Sellers.

(d)                                 The amounts retained in accordance with paragraphs 3.2(c) and 3.3(c) shall continue to be held in the Escrow Account until such Claim or Claims is or are settled or otherwise determined.  On settlement or other determination of any such Claim there shall be paid to the Purchaser from the Escrow Account (i) an amount equal to the amount of the Claim (as so settled or determined) in satisfaction of the relevant liability together with interest in accordance with paragraph 2.3 or, (ii) if the aggregate amount in the Escrow Account is less than the amount of the Claim (as so settled or determined), the aggregate amount then standing to the credit of the Escrow Account towards satisfaction of the relevant liability.  Once all such Claims have been settled or otherwise determined and been the subject of payments under this paragraph 3.3, any remaining balance (if any) in the Escrow Account in excess of £1,200,000 shall be paid to the Sellers.

3.4                                 Third Escrow Period

(a)                                  If, by 12 noon on the last day of the Third Escrow Period, the Purchaser shall not have notified the Sellers of an EBT Tax Claim during the Third Escrow Period then the balance (if any) remaining in the Escrow Account shall be paid to the Sellers.  If by such time an EBT Tax Claim shall have been so notified, the following provisions of this paragraph 3.4 below shall apply.

(b)                                 If an EBT Tax Claim is so notified within the Third Escrow Period, there shall be paid out of the Escrow Account to the Purchaser an amount equal to the amount of the EBT Tax Claim (as so settled or determined) in satisfaction of the relevant liability together with interest in accordance with paragraph 2.3 or, if the aggregate amount in the Escrow Account is less than the amount of the EBT Tax Claim (as so settled or determined), the aggregate amount then standing to the credit of the Escrow Account shall be paid towards satisfaction of the relevant liability.

3.5                                 Notwithstanding any other provision of this schedule 9, if at any point during the First, Second or Third Escrow Periods it is agreed between the Purchaser and the Sellers’ Representative in writing that there has been full and final settlement of all potential tax liabilities relating to any EBT Tax Claim then the balance (if any) remaining in the Escrow

Account shall be applied in satisfaction of the EBT Tax Claim, and thereafter any balance remaining (if any) shall be applied as follows:-

(i)                                     to the extent such a balance at the end of the First Escrow Period is in excess of £1,200,000 it shall be paid to the Sellers;

(ii)                                  to the extent such a balance at the end of the Second Escrow Period is in excess of zero, it shall be paid to the Sellers; and

(iii)                               if any balance remains after the end of the Second Escrow Period, it shall be paid to the Sellers as soon as practicable.

3.6                                 The Sellers’ Representative and the Purchaser undertake to issue joint written instructions to the Bank in terms such as to ensure that any payment to be made from the Escrow Account under this paragraph 3 shall be made as soon as practicable after the relevant date, settlement or determination on or as a result of which the payment becomes payable.

3.7                                 For the purposes of this paragraph 3 “settlement” shall mean an agreement in writing signed by the Sellers’ Representative and the Purchaser in respect of one or more relevant Claims and a “determination” shall mean a judgement of the Supreme Court in England and Wales or other court of competent jurisdiction in respect of which no right of appeal lies and “settled” and “determined” shall be construed accordingly.

3.8                                 For the avoidance of doubt nothing contained in this paragraph 3 shall prejudice the right of the Purchaser to recover against the Sellers in respect of any Claim (whether such Claim is made before or after the expiry of the Escrow Period) otherwise than in accordance with the provisions of this paragraph 3 however, the Purchaser undertakes to seek payment in settlement of any such settled or determined Claim from the Escrow Account in accordance with the provisions of this schedule 9 prior to taking enforcement action for payment against any Seller or Sellers directly or by any other means.

4.                                       Investment

4.1                                 The parties agree that the Escrow Amount shall be invested in an interest-bearing deposit account or on such terms as the Sellers and the Purchaser may in writing from time to time agree.

5.                                       Payment Details

All payments out of the Escrow Account hereunder shall be made by CHAPS:

5.1                                 If to the Sellers , to the Sellers’ Solicitors following client account:

Name of bank:	Bank of Scotland

Sort Code:	80-26-26

Account No.:	00102110

In the name of:	Sellers’ Solicitors (client account)

5.2                                 If to the Purchaser, to the Purchaser’s Solicitors’ following client account:

Name and address of bank:	National Westminster Bank

Sort Code:	56-00-13

Account No.:	36449709

In the name of:	Purchaser’s Solicitors’ (client account)

or by CHAPS to such other account(s) as the Sellers or (as the case may be) the Purchasers’ Representative may from time to time notify in writing to the other(s).

SCHEDULE 10

Sellers’ claims

SCHEDULE OMITTED – WILL BE DELIVERED TO THE COMMISSION UPON REQUEST

EXECUTED as a deed by	/s/ Gary Winterhalter
OGEE LIMITED	Print name: Gary Winterhalter
Director

/s/ John Poston
Print name:
Director/Secretary

SIGNED as a deed by BRIAN AITKEN	/s/ Brian Aitken
in the presence of:

/s/ George Boyle
Print name of witness: George Carey Boyle

Address: 155 St. Vincent Street, Glasgow, G2 5NR

Occupation: Solicitor

SIGNED as a deed by a duly authorised	Michael John Paul Connolly
attorney for MARGARET BELL BURNS	Print name of attorney:
in the presence of:	/s/ M. Connolly
As Attorney

/s/ George Boyle
Print name of witness: George Carey Boyle

Address: 155 St. Vincent Street, Glasgow, G2 5NR

Occupation: Solicitor

SIGNED as a deed by MICHAEL JOHN	/s/ M. Connolly
PAUL CONNOLLY
in the presence of:

/s/ George Boyle
Print name of witness: George Carey Boyle

Address: 155 St. Vincent Street, Glasgow, G2 5NR

Occupation: Solicitor

SIGNED as a deed by a duly authorised	Gerard Patrick Hegarty
attorney for ROBERT CARSON	Print name of attorney:
DIAMOND	/s/ G. Hegarty
in the presence of:	As Attorney

/s/ George Boyle
Print name of witness: George Carey Boyle

Address: 155 St. Vincent Street, Glasgow, G2 5NR

Occupation: Solicitor

SIGNED as a deed by GERARD	/s/ G. Hegarty
PATRICK HEGARTY
in the presence of:

/s/ George Boyle
Print name of witness: George Carey Boyle

Address: 155 St. Vincent Street, Glasgow, G2 5NR

Occupation: Solicitor

SIGNED as a deed by a duly authorised	Gerard Patrick Hegarty
attorney for MAUREEN HEGARTY	Print name of attorney:
in the presence of:	/s/ G. Hegarty
As Attorney

/s/ George Boyle
Print name of witness: George Carey Boyle

Address: 155 St. Vincent Street, Glasgow, G2 5NR

Occupation: Solicitor

SIGNED as a deed by a duly authorised	Michael John Paul Connolly
attorney for ALAN CRAIG	Print name of attorney:
MACDONOUGH	/s/ M. Connolly
in the presence of:	As Attorney

/s/ George Boyle
Print name of witness: George Carey Boyle

Address: 155 St. Vincent Street, Glasgow, G2 5NR

Occupation: Solicitor

SIGNED as a deed by a duly authorised	Michael John Paul Connolly
attorney for GORDON STUART	Print name of attorney:
MACDONOUGH	/s/ M. Connolly
in the presence of:	As Attorney

/s/ George Boyle
Print name of witness: George Carey Boyle

Address: 155 St. Vincent Street, Glasgow, G2 5NR

Occupation: Solicitor

SIGNED as a deed by a duly authorised	Josephine MacDonough
attorney for JOHN MACDONOUGH	Print name of attorney:
in the presence of:	/s/ J. MacDonough
As Attorney

/s/ George Boyle
Print name of witness: George Carey Boyle

Address: 155 St. Vincent Street, Glasgow, G2 5NR

Occupation: Solicitor

SIGNED as a deed by a duly authorised	Gerard Patrick Hegarty
attorney for JAMES CHRISTOPHER	Print name of attorney:
MACDONOUGH	/s/ G. Hegarty
in the presence of:	As Attorney

/s/ George Boyle
Print name of witness: George Carey Boyle

Address: 155 St. Vincent Street, Glasgow, G2 5NR

Occupation: Solicitor

SIGNED as a deed by a duly authorised	Gerard Patrick Hegarty
attorney for JANE MACDONOUGH	Print name of attorney:
in the presence of:	/s/ G. Hegarty
As Attorney

/s/ George Boyle
Print name of witness: George Carey Boyle

Address: 155 St. Vincent Street, Glasgow, G2 5NR

Occupation: Solicitor

SIGNED as a deed by a duly authorised	Gerard Patrick Hegarty
attorney for KATRINA HELEN	Print name of attorney:
MACDONOUGH	/s/ G. Hegarty
in the presence of:	As Attorney

/s/ George Boyle
Print name of witness: George Carey Boyle

Address: 155 St. Vincent Street, Glasgow, G2 5NR

Occupation: Solicitor

SIGNED as a deed by a duly authorised	Michael John Paul Connolly
attorney for STEPHEN JAMES	Print name of attorney:
MACDONOUGH	/s/ M. Connolly
in the presence of:	As Attorney

/s/ George Boyle
Print name of witness: George Carey Boyle

Address: 155 St. Vincent Street, Glasgow, G2 5NR

Occupation: Solicitor

SIGNED as a deed by a duly authorised	Michael John Paul Connolly
attorney for SEAN BARRY	Print name of attorney:
MACDONOUGH	/s/ M. Connolly
in the presence of:	As Attorney

/s/ George Boyle
Print name of witness: George Carey Boyle

Address: 155 St. Vincent Street, Glasgow, G2 5NR

Occupation: Solicitor

SIGNED as a deed by a duly authorised	Michael John Paul Connolly
attorney for ALISTAIR ROBERT	Print name of attorney:
NICHOLSON	/s/ M. Connolly
in the presence of:	As Attorney

/s/ George Boyle
Print name of witness: George Carey Boyle

Address: 155 St. Vincent Street, Glasgow, G2 5NR

Occupation: Solicitor

SIGNED by GERARD PATRICK HEGARTY		/s/ G. Hegarty
and BARNETT WADDINGHAM TRUSTEES )
SCOTLAND LIMITED	)	/s/ Jonathon Gwinnett
duly authorised for and on behalf	)	/s/ Lisa McMinn
of SALON SERVICES 1986)
PENSION SCHEME	)